SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
ACT OF 1934

Filed by the Registrant      [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[   ]     Confidential, for Use of the Commission Only (as permitted by Rule
14A-6(e)(2))  [ ]

Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

UNICO INC.
(Name of Registrant as Specified in Its Charter)

_______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]     No Fee Required
[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(I) and 0-
11.

     1)     Title of each class of securities to which transaction applies:
            ____________________________________________________

     2)     Aggregate number of securities to which transaction applies:

            ____________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how its determined):

          The filing fee is calculated on the sum of the cash to be paid to Registrant and the liabilities of the Registrant assumed or forgiven totaling, in the aggregate, approximately $914,615.

     4)     Proposed maximum aggregate value of transaction:

            ____________________________________________________


    5)     Total fee paid:  $182.92



[ ]      Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)     Amount Previously Paid:

          ____________________________________________________


     2)     Form, Schedule or Registration Statement No.:

          ____________________________________________________

     3)     Filing Party:

          ____________________________________________________

     4)     Date Filed:

          ____________________________________________________



UNICO INC. LOGO

UNICO INC.
8380 Alban Road
Springfield, VA 22150
(703) 913-0416


                         January 8, 1999


Dear Stockholder:

     Enclosed is a Notice of Special Meeting of the Stockholders of UNICO, Inc. to be held on the 29th day, January, 1999, at 10:00 a.m. Eastern Standard Time and a Proxy Statement containing information about the various matters to be acted upon at the Special Meeting. Also enclosed is a proxy card which we urge you to complete and promptly return to ensure that your shares are voted at the Special Meeting.

     As described in the accompanying Proxy Statement, you are being asked to consider, vote upon and approve the sale by UNICO, Inc. (the "Company") of all of the issued and outstanding stock of the Company's wholly-owned subsidiary, United Marketing Solutions Inc. ("UMSI"), to Next Generation Media Corp. ("NexGen") pursuant to the terms of an Amended and Restated Stock Purchase Agreement (the "UMSI Stock Purchase Agreement"). The stock of UMSI represents substantially all the assets of the Company. You are further being asked to consider, vote upon and approve an amendment to the Company's Bylaws to permit actions by stockholders by written consent in lieu of meeting in accordance with Section 228 of the Delaware General Corporation Law.

     In exchange for the UMSI stock, NexGen will (i) pay to the Company $172,664.50 in cash, (ii) forgive indebtedness owed by the Company to NexGen in the amount of $175,500.00, (iii) pay to the Company an additional amount of approximately $164,000 for the payment of certain debts of the Company to third-party creditors, and (iv) assume debt of approximately $402,000 to the Company's primary lender.

     The sale of the UMSI stock (the "UMSI Stock Sale") represents one component of a series of interrelated transactions which has resulted in a transfer of a controlling interest in the Company by certain former members of the Company's Board of Directors to NexGen which, in turn, has transferred such interest to T.C. Equities Ltd., a Bahamian company. Approval and adoption of the UMSI Stock Purchase Agreement requires the affirmative vote of a majority of the outstanding shares of the Company's common stock. T.C. Equities Ltd. holds in excess of a majority of such shares and intends to vote for approval and adoption of the UMSI Stock Purchase Agreement and the UMSI Stock Sale. Accordingly, approval of the transaction is assured.

     Upon consummation of the UMSI Stock Sale, Gerard R. Bernier, the Company's former President and Chief Executive Officer, and the current President of UMSI, will become a director, as well as president and chief executive officer, of NexGen. Mr. Bernier is currently serving as a consultant to NexGen in connection with implementation of the business plan of which the UMSI Stock Sale is one part. Further, Mr. Bernier and the other former members of the Company's Board of Directors are all currently stockholders of NexGen, having transferred their interests in the Company's common stock to NexGen in exchange for shares of NexGen common stock.

     The Company's Board of Directors, which is now controlled by T.C. Equities Ltd, is of the view that, notwithstanding the interests of certain of the Company's former officers and directors in connection with the UMSI
Stock Sale which present such officers and directors with actual or potential conflicts of interest, the consideration to be received by the Company in exchange for the UMSI stock, and the terms of the UMSI Stock Purchase Agreement, are fair both to the Company and to its non-T.C.
Equities Ltd. stockholders.

     The Company's Bylaws currently only permit stockholders to take action by unanimous written consent in lieu of meeting. The proposed amendment would permit action by written consent to be taken if signed by stockholders holding the number of shares necessary to approve such action at a special or annual meeting. As T.C. Equities, Ltd. holds the number of shares necessary to approve such amendment and intend to vote for its approval, the adoption of the amendment is assured.

     The proposals being submitted for the approval of the Company's stockholders at the Special Meeting are of great significance to the future business operations of the Company. Therefore, we ask that you please review carefully the enclosed Proxy Statement which contains a detailed discussion concerning the background of the UMSI Stock Sale and the related transactions entered into by the Company and/or certain of its former officers and directors, and the factors considered by the Company's board of directors in approving the UMSI Stock Sale and a discussion of the proposed amendment to the Company's Bylaws. It is important that your views with respect to such proposal be represented at the Special Meeting. You are urged to mark, sign and date the enclosed proxy card, which should be returned promptly in the enclosed envelope, even if you plan to attend the Special Meeting. Completing and returning the proxy card will not limit your right to vote in person if you attend the Special Meeting.

     If you have any questions regarding the Special Meeting or the proposals submitted for stockholder approval, please call Phil Trigg at (703) 913-0416.

     On behalf of the Company's Board of Directors, we look forward to seeing you at the Special Meeting.

                                   Sincerely,

                                   Shane H. Sutton,
                                   President



UNICO INC.
8380 Alban Road
Springfield, VA 22150
(703) 913-0416

__________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 29, 1999

__________________________

To the Stockholders:

     A Special Meeting (the "Special Meeting") of the stockholders of UNICO, Inc., a Delaware corporation (the "Company"), will be held on the 29th day, January, 1999, at 10:00 A.M., Eastern time, at the Company's offices at 8380 Alban Road for the following purposes:

     1. To approve the sale by the Company of all of the issued and outstanding stock of the Company's wholly-owned subsidiary, United Marketing Solutions Inc. ("UMSI"), to Next Generation Media Corp. ("NexGen") pursuant to the terms of an Amended and Restated Stock Purchase Agreement (the "UMSI Stock Purchase Agreement") in exchange for NexGen's (i) payment to the Company of $172,664.50 in cash, (ii) forgiveness of indebtedness owed by the Company to NexGen in the amount of $175,500.00, (iii) payment to the Company of an additional amount of cash of approximately $164,000.00 for the payment of certain debts of the Company to third-party creditors and (iv) assumption of the Company's debt to its primary lender of approximately $402,000.00.

     2. To amend Section 3.16 of the Company's Bylaws to permit stockholders to take action by written consent signed by the holders of the Company's stock having at least the minimum number of votes required to approve such actions.

     3. To transact such other business incidental to the Special Meeting as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on December 31, 1998, are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Special Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Before doing so, the Company advises all stockholders to carefully read, review and consider the enclosed material. Any stockholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                              Sincerely,


                              Phil Trigg
                              Secretary


Springfield, Virginia
January 8, 1999

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE SPECIAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE SPECIAL MEETING
AND VOTING IN PERSON. AS THESE MATTERS ARE IMPORTANT AND INVOLVE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY, AND AS APPROVAL BY THE STOCKHOLDERS OF THESE MATTERS WILL CONFER SIGNIFICANT DISCRETIONARY AUTHORITY TO THE MANAGEMENT OF THE COMPANY APPOINTED BY T.C. EQUITIES, WHICH HAS A CONTROLLING INTEREST IN THE COMPANY, UPON CONSUMMATION OF THE UMSI STOCK
SALE, STOCKHOLDERS ARE ADVISED TO CAREFULLY READ, REVIEW AND CONSIDER THE ENCLOSED MATERIAL.

     THANK YOU FOR ACTING PROMPTLY.


     TABLE OF CONTENTS


Summary                                                                     10

Introduction                                                                10
The Proposed UMSI Stock Sale                                                10
The Proposed Bylaw Amendment                                                11
The Special Meeting                                                         11
Required Vote                                                               12
The Parties To The UMSI Sale                                                12
Relationships Between UNICO and NexGen; Potential Conflicts of Interest     14
Background of the UMSI Stock Sale                                           14
Recommendation of the UNICO Board; Reasons for the UMSI Stock Sale          15
Certain Effects of the UMSI Stock Sale                                      15
Closing Date                                                                15
Conditions to the UMSI Stock Sale                                           16
Termination of the UMSI Stock Purchase Agreement                            16
Absence of Regulatory Filings and Approvals                                 16
Federal Income Tax Consequences of the UMSI Stock Sale                      16
Absence of Appraisal Rights                                                 16
Market Price of UNICO's Common Stock                                        16
Summary Historical Financial Information                                    17
Summary Historical Financial Information of UMSI                            17
Introduction                                                                19
The Special Meeting                                                         19
Purpose of Meeting                                                          19
Date, Time and Place of Special Meeting; Record Date                        19
Required Vote                                                               20
Proposal 1: The UMSI Stock Sale                                             23
General                                                                     23
The UMSI Stock Sale                                                         23
The Related Transactions                                                    23
Background of the UMSI Stock Sale                                           24
Recommendation of the UNICO Board of Directors; Reasons for the
UMSI Stock Sale                                                             25
Relationships Between UNICO and NexGen; Potential Conflicts of Interest     26
Certain Effects of the UMSI Stock Sale                                      28
Absence of Regulatory Filings and Approvals                                 28
Absence of Appraisal Rights                                                 28
Federal Income Tax Consequences                                             28
The UMSI Stock Purchase Agreement                                           29
Terms of the UMSI Stock Sale                                                29
Representations and Warranties                                              29
Certain Covenants                                                           30
Conditions to Consummation of the UMSI Stock Sale                           30
Termination of the UMSI Stock Purchase Agreement                            32
Proposal 2: The Bylaw Amendment                                             32
General                                                                     33
Recommendation of the UNICO Board of Directors; Reasons for the
Bylaw Amendment                                                             33
Information Regarding the Company                                           33
General                                                                     34
The Company's Markets                                                       34
Cooperative Direct Mail Advertising                                         34
Franchising                                                                 35
Trade Names, Service Marks and Logo Types                                   36
Government Regulation                                                       36
Competition                                                                 36
Employees                                                                   37
Description of Property                                                     37
Legal Proceedings                                                           37
Information Regarding NexGen                                                37
General                                                                     37
Selected Financial Data for UNICO Inc.                                      39
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                                  41
Overview                                                                    41
Results of Operations                                                       41
Nine Months ended September 30, 1998 Compared with Nine Months
ended September 30, 1997                                                    41
Fiscal 1997 Compared to Fiscal 1996                                         42
Fiscal 1996 Compared to Fiscal 1995                                         43
Liquidity and Capital Resources                                             43
Factors which may Affect Future Operating Results                           44
For the Period Ended December 31, 1997                                      44
Market Price And Dividend Information                                       45
Dividends                                                                   46
Securities Ownership of Certain Beneficial Owners And Management            47
Independent Public Accountants                                              49
Where You Can Find Additional Information                                   50
Other Business                                                              51
1998 Annual Meeting of Stockholders                                         52
Index to Consolidated Financial Statements UNICO Inc.                       53


UNICO INC. LOGO

UNICO INC.
8380 Alban Road
Springfield, VA 22150
(703) 913-0416
__________________________

PROXY STATEMENT

________________________

SUMMARY

     The following summary is qualified in its entirety by and reference is made to the more detailed information appearing elsewhere in this Proxy Statement. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and its appendices in their entirety before voting.

Introduction

1.     THE PROPOSED UMSI STOCK SALE

     This Proxy Statement relates, in part, to the solicitation of proxies by the Board of Directors (the "Board") of UNICO, Inc., a Delaware corporation ("UNICO" or the "Company"), to approve the sale by the Company of all of the issued and outstanding stock of the Company's wholly-owned subsidiary, United Marketing Solutions Inc. ("UMSI"), to Next Generation Media Corp. ("NexGen") pursuant to the terms of an Amended and Restated Stock Purchase Agreement (the "UMSI Stock Purchase Agreement"). The stock of UMSI represents substantially all of the assets of the Company.

     In exchange for the UMSI stock, NexGen will (i) pay to the Company $172,664.50 in cash, (ii) forgive indebtedness owed by the Company to NexGen in the amount of $175,500.00, (iii) pay to the Company an additional amount of cash of approximately $164,000 for the payment of certain debts of the Company to third-party creditors, and (iv) assume the Company's debt of approximately $402,000.00 to its primary lender.

     The sale of the UMSI stock (the "UMSI Stock Sale") represents one component of a series of interrelated transactions which has resulted in a transfer of a controlling interest in the Company by certain former members of the Board to NexGen which, in turn, has transferred such interest to T.C. Equities Ltd. Approval and adoption of the UMSI Stock Purchase Agreement requires the affirmative vote of a majority of the outstanding shares of the Company's common stock. T.C. Equities Ltd. holds in excess of a majority of such shares and intends to vote for approval and adoption of the UMSI Stock Purchase Agreement and the UMSI Stock Sale. Accordingly, approval of the transaction is assured.

     Upon consummation of the UMSI Stock Sale, Gerard R. Bernier, the Company's former President and Chief Executive Officer, and the current President of UMSI, will become a director, as well as president and chief executive officer, of NexGen. Mr. Bernier is currently serving as a consultant to NexGen in connection with implementation of the business plan of which the UMSI Stock Sale is one part. Further, Mr. Bernier and the other former members of the Board are all currently stockholders of NexGen, having transferred their interests in the Company's common stock to NexGen in exchange for shares of NexGen common stock.

     The Board, which is now controlled by T.C. Equities, Ltd, is of the view that, notwithstanding the interests of certain of the Company's former officers and directors in connection with the UMSI Stock
Sale which present such officers and directors with actual or potential conflicts of interest, the consideration to be received by the Company in exchange for the UMSI stock, and the terms of the UMSI Stock Purchase Agreement, are fair both the Company and to its non-T.C. Equities Ltd. stockholders.

     A copy of the UMSI Stock Purchase Agreement is attached as Appendix A to this Proxy Statement.

2.     THE PROPOSED BYLAW AMENDMENT

     This Proxy Statement also relates to a solicitation of proxies by the Board of Unico to approve an amendment to the Company's Bylaws. The Company's Bylaws currently only permit stockholders to take action by unanimous written consent in lieu of voting on the proposed action at a special or annual meeting of stockholders. The proposed amendment would permit action by written consent to be taken if signed by Stockholders holding the number of shares necessary to approve such action at a special or annual meeting. As T.C. Equities, Ltd. holds the number of shares necessary to approve such amendment and interest to vote for its approval, the adoption of the amendment is assured. A copy of
Section 3.16 of the Company's Bylaws, as currently in force and as proposed to be amended is attached as Appendix B to this Proxy Statement.

The Special Meeting

     At the Special Meeting of the Company's stockholders (the "Company's Stockholders") and at any adjournment or postponement thereof (the "Special Meeting"), the Company Stockholders will be asked to approve the UMSI Stock Sale pursuant to the UMSI Stock Purchase Agreement and the amendment of the Company's Bylaws as proposed.

     The Special Meeting is scheduled to be held at 10:00 A.M. Eastern time, on 29th day, January, 1999 at the office of the Company, 8380 Alban Road, Springfield, Virginia. The Board has fixed the close of business on December 31, 1998, as the record date (the "Record Date") for the determination of holders of the Company's common stock, par value $0.10 per share (the "Common Stock") entitled to notice of and to vote at the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share of Common Stock then held on each matter submitted to a vote of stockholders. See "The Special Meeting."

     The Board unanimously approved the UMSI Stock Sale and recommends that the Company's Stockholders vote "FOR" the proposal to approve the transaction. See "The UMSI Stock Sale - Recommendation of the Board; Reasons for the Transaction."

     The Board unanimously approved the Bylaw amendment and recommends that the Company's Stockholders vote "FOR" the proposal to approve the amendment. See "The Bylaw Amendment - Recommendation of the Board; Reasons for the Amendment."


     Required Vote

     Pursuant to Delaware law and the Company's Bylaws, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to adopt the UMSI Stock Sale and the vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock is required to amend the Company's Bylaws. Thus, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against adoption. In addition, brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. See "The Special Meeting -- Vote Required; Quorum."

     The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business.

     T.C. Equities Ltd., a Bahamian corporation ("T.C. Equities"), beneficially owned an aggregate of 3,872,671 shares of Common Stock on the Record Date, constituting approximately 69% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. T.C. Equities intends to vote its shares of Common Stock in favor of the UMSI Stock Sale and the adoption of the Bylaw amendment. As T.C. Equities has agreed to vote its shares of Common Stock in favor of the UMSI Stock Sale pursuant to the Amended and Restated Stock Purchase Agreement between NexGen and T.C. Equities, the presence of a quorum and the approval of the UMSI Stock Sale and Bylaw amendment is assured. See "The Special Meeting -- Vote Required; Quorum."


The Parties To The UMSI Sale

UNICO

     UNICO Inc., a Delaware corporation ("UNICO" or the "Company"), was incorporated on April 11, 1984. The Company operates as a publicly-owned holding company with one active wholly-owned subsidiary, United Marketing
Solutions Inc., which the Company acquired in July 1987.   The Company's
executive offices are located at 8380 Alban Road, Springfield, Virginia 22150, and its telephone number is (703) 913-0416.

UMSI

     United Marketing Solutions Inc., a Virginia corporation formerly known as United Coupon Corporation ("UMSI"), engages in the business of cooperative direct mail advertising through franchising and production. Such business involves the design, layout, printing and distributing of public relations, marketing materials and promotional coupons for private businesses, usually involved in retailing goods or providing professional services. Franchising activities related to this business involve the granting and administering of independent franchise operations to conduct cooperative direct mail advertising sales in a given market area. Franchisees assist business owners (e.g., local retailers, service businesses and professional organizations) with the design and content of advertisements or coupons. UMSI's principal executive offices are located at 8380 Alban Road, Springfield, Virginia 22150 and its telephone number is (703) 913-0416.

NexGen

     Next Generation Media Corp., a Nevada corporation ("NexGen"), was incorporated on November 21, 1980, under the laws of the State of Nevada under the name Micro Tech Industries Inc. NexGen's current management believes that NexGen was a "shell" company (without assets or liabilities) for at least five years prior to the acquisition by Mr. Joel Sens of a controlling interest in NexGen in 1997. NexGen is currently a publicly-owned holding company with one wholly-owned operating subsidiary, Independent News Inc., a Delaware corporation ("INI").

     INI was formed to acquire the assets and liabilities of Pompton Valley Publishing Company, Inc. in September 1997. INI engages in the business of publishing and distributing free weekly community newspapers in northern New Jersey. INI generates all of its revenues from the sale of advertisements placed by local merchants and others in such newspapers.

     Unless the context otherwise requires, "NexGen" refers to NexGen Media
Corp. and INI.   NexGen maintains its executive offices and principal
facilities at 900 North Stafford, Suite 2003, Arlington, Virginia 22203. Its telephone number is (703) 516-9888.

Relationships Between UNICO and NexGen; Potential Conflicts of Interest

     In considering the recommendation of the Board with respect to the UMSI Stock Sale, the Company's Stockholders should be aware that certain former officers and directors of the Company have interests in connection with the transaction which may present them with actual or potential conflicts of interest.

     In May 1998, Gerard R. Bernier, the Company's then President and Chief Executive Officer, as well as a member of the Board, acquired 935,000 shares of NexGen common stock (representing roughly 30% of the issued and outstanding shares of such stock) from Joel Sens, NexGen's controlling shareholder. The purchase price for such stock was $156,145, paid in the form of a non-recourse secured promissory note (the "Bernier Note"). Mr. Bernier also acquired an additional 32,934 shares of NexGen common stock, the purchase price paid being in the form of 169,432 shares of UNICO Common Stock. Mr. Bernier has also received options to purchase 150,000 shares of NexGen common stock at $0.50 per share.

     Upon the consummation of the UMSI Stock Sale, Mr. Bernier will become the president and chief executive officer, as well as a member of the Board of Directors, of NexGen and will receive compensation in the form of options to purchase initially 250,000 shares and annually 100,000 shares of NexGen common Stock at $0.02 per share. Mr. Bernier is currently serving as a consultant to NexGen, primarily to oversee the implementation of the NexGen/UMSI business plan. Compensation for such services is to take the form of the forgiveness by NexGen of the Bernier Note, which Mr. Sens transferred to NexGen in partial satisfaction of an indebtedness of Mr. Sens to NexGen, as well as the payment of an amount sufficient to cover Mr. Bernier's tax liability stemming from the forgiveness of the Bernier Note.

     Each of Messrs. Gerald Bomstad, Jr. and Leon Zadjel, directors of the Company, has also acquired shares of NexGen common stock (37,600 and 8,747 shares, respectively) in exchange for (i) in Mr. Bomstad's case, a $12,000 promissory note of the Company and 179,650 shares of Common Stock, and (ii) in Mr. Zadjel's case, 45,000 shares of Common Stock. Mr. Bomstad has also acquired an option to purchase an additional 1,781 shares of NexGen common stock at a purchase price of $0.16 per share. The foregoing transactions have resulted in Messrs. Bernier, Bomstad and Zajdel exchanging their entire equity interests in the Company.

     In view of the above-summarized relationships among the Company and/or certain of its former officers and directors with NexGen, the terms of the UMSI Stock Purchase Agreement (which represents one component of a series of interrelated transactions more full described elsewhere in the Proxy Statement) may be viewed as having been negotiated on a non arms'-length basis. See "The UMSI Stock Sale -- Relationships Between UNICO and NexGen; Potential Conflicts of Interest," "Principal Stockholders of UNICO" and "Certain Relationships and Related Transactions."

Background of the UMSI Stock Sale

     After several years of unsuccessful efforts to attract additional equity investment accommodating the rights of the then holders of the Company's Subordinated Debt and Series C Preferred Stock, the Board determined that a sale of UMSI as an entity was in the best interest of the Company and its stockholders. The Board has unanimously approved and recommended to the stockholders the highest of two offers resulting in a cash distribution to the stockholders.

     For a more complete description, see "The UMSI Stock Sale - Background of UMSI Stock Sale."

Recommendation of the UNICO Board; Reasons for the UMSI Stock Sale

     The Board has determined that the UMSI Stock Purchase Agreement and the transactions contemplated thereby, including the UMSI Stock Sale, are advisable and in the best interests of the Company and its stockholders and has unanimously approved and adopted the UMSI Stock Purchase Agreement and the transactions contemplated thereby. In reaching its unanimous determination, the Board considered a number of factors, which taken together support such determination, including without limitation, the Company's lack of success in attracting new investments or other financing accommodating the rights and requests of the Company's then existing Subordinated Debt and Preferred Stock Holders to address the company's needs for additional capital to improve it's liquitiy, insure it's continued viability as a going concern and facilitate the growth of UMSI's business.

     For a more complete discussion of the factors considered by the Board, see "The UMSI Stock Sale -- Recommendation of the Board of Directors."

Certain Effects of the UMSI Stock Sale

     The stock of UMSI represents substantially all the assets of the Company. Accordingly, upon consummation of the UMSI Stock Sale, the Company will become a "shell" corporation.

     Per the UMSI Stock Purchase Agreement, the former members of the Company's board of directors and its officers who were also stockholders of the Company tendered their resignations, and were replaced by individuals appointed by T.C. Equities, the Company's controlling stockholder.

     Pursuant to the UMSI Stock Purchase Agreement and the Amended and Restated Stock Purchase Agreement between NexGen and T.C. Equities, $0.10 per share, will be distributed to each of the Company's Common Stockholders other than T.C. Equities. Contemporaneous with the foregoing transaction, the Company is exploring a potential transaction involving natural resources, however, additional working capital would likely be required to consumate such a transaction, the availability of which is uncertain.

Closing Date

     The UMSI Stock Sale is expected to be consummated on January 29, 1999, assuming approval by the Company's Stockholders of the transaction at the Special Meeting, or on such later date which shall be the first business day immediately following that day upon which the last of the conditions to closing of the transaction ("Closing") is satisfied or waived (the "Closing Date").
See "The UMSI Stock Sale - Closing Date," and "The UMSI Stock Purchase Agreement - Conditions to Consummation of UMSI Stock Sale."

Conditions to the UMSI Stock Sale

     The obligations of the Company and NexGen to complete the UMSI Stock Sale are subject to a number of conditions. If these conditions are not satisfied or waived, the UMSI Stock Sale will not be completed. These conditions include, among others, that the UMSI Stock Sale shall have been approved by the Company's Stockholders. See "The UMSI Stock Sale - The UMSI Stock Purchase Agreement - Conditions to Consummation of the UMSI Stock Sale."

Termination of the UMSI Stock Purchase Agreement

     The UMSI Stock Purchase Agreement may be terminated by either the Company or NexGen, as applicable, if there has been a material breach by the other party of such party's representations, warranties, covenants or agreements which has not been waived in writing. If the UMSI Stock Purchase Agreement is terminated, it is anticipated that various parties would seek rescission and restitution with respect to the USMI Stock Purchase Agreement and related transactions although no express provisions exist providing for such. For a more complete discussion of these termination provisions, see "The UMSI Stock Purchase Agreement -- Termination Provisions."

Absence of Regulatory Filings and Approvals

     The consummation of the UMSI Stock Sale is not subject to obtaining any regulatory approvals or complying with any regulatory filing requirements. See "The UMSI Stock Sale -- Absence of Regulatory Filings and Approvals."

Federal Income Tax Consequences of the UMSI Stock Sale

     The receipt of the consideration to be paid by NexGen in exchange for the UMSI stock pursuant to the UMSI Stock Purchase Agreement and the distribution of $0.10 per share to each of the Company's common stock holders other than T.C. Equities will be a taxable transaction for federal income tax purposes.

     For a more detailed discussion of the federal income tax consequences of the UMSI Stock Sale, see "The UMSI Stock Sale -- Federal Income Tax Consequences." All holders of Common Stock are urged to consult their tax advisors to determine the effect of the UMSI Stock Sale on such holders under applicable federal, state, local and foreign tax laws.

Absence of Appraisal Rights

     The Company's Stockholders will not be entitled to appraisal rights under Delaware law in connection with the UMSI Stock Sale. See "The UMSI Stock Sale -- Absence of Appraisal Rights."


Market Price of UNICO's Common Stock

     On December 18, 1998, (the last trading day prior to the public announcement of the execution of the UMSI Stock Purchase Agreement), the closing price of the Common Stock was $0.05 per share. See "Price Ranges of UNICO Common Stock."

SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information pertaining to UMSI should be read in conjunction with the consolidated financial statements of the Company which appear elsewhere in this Proxy Statement.

Summary Historical Financial Information of UMSI

     The selected financial data set forth below have been derived from the consolidated financial statements of the Company and the related notes thereto. The statement of income data for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from the consolidated financial statements of the Company, which have been audited by Aronson, Fetridge & Weigle, independent certified public accountants.
The statement of income data for the years ended 1993, 1994 and 1995 and the balance sheet data as of December 31, 1993, 1994 and 1995 are derived from the consolidated financial statements of the Company, which have been audited but are not contained herein. The following selected financial data should be read in conjunction with the Company's consolidated financial statements and the related notes thereto.

Statement of
Income Data:

                 1993       1994       1995       1996        1997

Net Sales        $5,996,879 $6,336,550 $6,766,938 $6,595,526  $5,651,881
Cost of Sales     3,956,925  3,725,670  4,743,943  4,102,525   3,851,427
Gross Profit      2,039,954  2,609,880  2,022,995  2,493,001   1,800,454

General and
administrative
                  1,563,077  1,783,619  1,650,733  1,980,916   2,177,411
Administrative
charges from
parent              234,547    237,916     38,981
Franchise
development         245,077    280,232    396,974    360,719     356.944
Interest expense      7,867     34,611     45,504     32,002
Legal & settlement  281,464        --         --         --          --
Operating Income   -284,211    300,246    -98,304    105,862    -765,903

Interest income         --         --         --      35,677      26,355
Other income        130,659    183,661    279,735     74,954     101,204
Income (loss)
before cumulative
effect of change
in accounting
for income taxes   -153,552        --         --        --           --

Deferred income
tax benefit          43,000        --         --        --           --

Cumulative effect
of change in
accounting for
income taxes       -286,000        --         --         --         --

Income (loss)
before cumulative
effect of change
in account
principles              --         --         --      216,493       --


Cumulative effect
of change in
accounting
principles              --         --         --      490,022       --
Net income          -$396,552   $483,907  $181,431   $706,515   -$638,344

Pro Forma Statement of Income Data:

Income before
income tax           -396,552    483,907   181,431    706,515    -638,344
Income tax
provision                   0    193,563    75,459          0           0

Net Income          -$396,552   $290,344  $105,972   $706,515   -$638,344

Balance Sheet Data:

Working Capital        72,415    609,090    84,496    421,593     114,423
Total Assets        2,628,568  3,488,665 3,858,448  4,185,918   3,917,573
Total Liabilities   1,359,467  1,929,220 2,193,031  1,813,986   2,183,985
Stockholder's
equity               1,269,101 1,559,445 1,665,417  2,371,932   1,733,588


INTRODUCTION

     This Proxy Statement is provided to the Company's stockholders in connection with the Special Meeting. The Special Meeting will be held on the date, at the time and in the location, and will be held to consider the matters, set forth under "The Special Meeting." The Board is soliciting proxies hereby for use at the Special Meeting. Information with respect to the execution and revocation of proxies is provided under "The Special Meeting -- Voting Rights." This Proxy Statement and the enclosed form of proxy are first being mailed to the Company's Stockholders on or about January 8, 1999.

     The costs of solicitation of the proxies from the Company's Stockholders will be borne by the Company. The Company will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, the beneficial owners of the Common Stock. Proxies may be solicited by directors, executive officers or regular employees of the Company, in person, by letter or by telephone of telefax.

THE SPECIAL MEETING

Purpose of Meeting

     At the Special Meeting, the Company's Stockholders eligible to vote thereat will be asked to consider and vote upon: (1.) a proposal to approve the sale by the Company of all of the issued and outstanding stock of the Company's wholly-owned subsidiary, United Marketing Solutions Inc. ("UMSI"), to Next Generation Media Corp. ("NexGen") pursuant to the terms of an Amended and Restated Stock Purchase Agreement (the "UMSI Stock Purchase Agreement") in exchange for NexGen's (i) payment to the Company of $172,664.50 in cash, (ii) forgiveness of indebtedness owed by the Company to NexGen in the amount of $175,500.00, (iii) payment to the Company of an additional amount of cash of approximately $164,000 for the payment of certain debts of the Company to third-party creditors, and (iv) assumption of approximately $402,000.00 owed by the Company to its primary lender, BancFirst; and (2.) a proposal to amend the Company's Bylaws to permit stockholder activities to be taken by written consent by the holders of that percentage of the Company's outstanding stock necessary to approve the transactions.

     The Board has unanimously approved the UMSI Stock Sale and the Bylaw Amendment and recommends that the Company's Stockholders vote "FOR" such proposals. See "The UMSI Stock Sale - Recommendation of the UNICO Board; Reasons for the UMSI Stock Sale" and reasons for the Bylaw amendment.


Date, Time and Place of Special Meeting; Record Date

     The Special Meeting is scheduled to be held at 10:00 A.M. Eastern Time, on 29th day, January, 1998, at the Company's offices at 8380 Alban Road, Springfield, Virginia. The Board has fixed the close of business on December 31, 1998, as the record date (the "Record Date") for the determination of holders of Common Stock entitled to notice of and to vote at the Special
Meeting.   On the Record Date, there were 5,631,817 shares of Common Stock
(held by approximately 500 persons of record) outstanding and entitled to vote.
Each share of Common Stock is entitled to one vote. A majority of the shares of Common Stock issued and outstanding and entitled to vote must be present at the Special Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Because T.C. Equities holds a majority of the issued and outstanding shares of Common Stock, and T.C. Equities has indicated that it will be present at the Special Meeting, it is a virtual certainty that a quorum will be present at the Special Meeting.

Required Vote

     The Board is submitting the UMSI Stock Sale and the Bylaw amendment to the Company's Stockholders for approval in accordance with the requirements of its organizational documents and applicable securities laws. The effect of such submission under applicable Delaware law is that any Company Stockholder voting in favor of the UMSI Stock Sale may be effectively precluded from asserting any claim against the Board subsequent to the consummation of the transaction which would allege, among other things, that the Board breached its fiduciary duty to the Company's Stockholders in approving the UMSI Stock Purchase Agreement and the transactions contemplated thereby, including the UMSI Stock Sale, and the Bylaw Amendment.

     The affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock is required to approve the UMSI Stock Purchase Agreement and the transactions contemplated thereby, including the UMSI Stock Sale.

     The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock is required to approve the Bylaw Amendment.

     T.C. Equities beneficially owned an aggregate of 3,872,671 shares of Common Stock on the Record Date, constituting approximately 69% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to the Amended and Restated Stock Purchase Agreement between NexGen and T.C. Equities, Ltd., T.C. Equities has agreed, among other things, to vote its shares in favor of the UMSI Stock Sale and the adoption of the UMSI Stock Purchase Agreement. By virtue of its majority ownership of the outstanding shares of Common Stock, T.C. Equities will have the ability to determine the outcome of the vote on the proposed UMSI Stock Sale. Consequently, it is a virtual certainty that such proposal will be approved.

     T.C. Equities has proposed the amendment of Section 3.16 of the Company's By-laws. This amendment will have the effect of reducing the number of shareholder votes needed to effect a corporate stockholder action through a written consent in lieu of a meeting of stockholders. The amendment reduces the requirements for a written consent in lieu of a meeting from unanimous stockholder consent to a requirement that consents be signed by only so many stockholders as may be required to approve the proposed action to be taken. Amendment of the Company's By-laws requires a vote of at least 66 2/3% of the Company's stockholders. By virtue of its approximate 69% ownership of the outstanding shares of common stock, T.C. Equities will have the ability to determine the outcome of the vote on the proposed By-law Amendment. Consequently, it is a virtual certainty that such proposal will be approved.

     The Board is soliciting proxies so that each Company Stockholder on the Record Date has the opportunity to vote on the proposed UMSI Stock Sale and Bylaw amendment. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a Company Stockholder does not return a signed proxy card, his or her shares will not be voted (unless such stockholder attends and votes at the Special Meeting) and thus will have the effect of a vote against the proposed UMSI Stock Sale and Bylaw amendment.

     A broker who holds shares in street name will not be entitled to vote on the proposed UMSI Stock Sale or Bylaw amendment without instructions from the beneficial owner of such shares. This inability to vote is referred to as a broker non-vote. Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Special Meeting. If a quorum has been established for the purpose of conducting the Special Meeting, a quorum shall be deemed to be present for the purpose of all votes to be conducted at such meeting.

     The Company's Stockholders are urged to mark the box on their proxy card to indicate how their shares will be voted. If a Company Stockholder (other than a broker which holds shares in street name for its customers) returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares represented by the proxy card will be voted "FOR" the proposed
UMSI Stock Sale and "FOR" the proposed Bylaw amendment.

     The proxy card also confers discretionary authority on the individuals appointed by the Board and named on the proxy card to vote the shares represented thereby on any other matter incidental to the Special Meeting that is properly presented for action at the Special Meeting or any adjournment or postponement thereof. At this time, the Company knows of no other matters that may be presented for stockholder action at the Special Meeting. However, if any matters, other than approval and adoption of the UMSI Stock Purchase Agreement and the transactions contemplated thereby, including the UMSI Stock Sale and Bylaw amendment, should properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their best judgment. The Board will not vote proxies solicited by this Proxy Statement in favor of any proposal presented at the Special Meeting to adjourn or postpone the Special Meeting to a later date.

     All shares represented by properly executed and unrevoked proxies will be voted at the Special Meeting. Any stockholder may revoke his proxy at any time before the Special Meeting by written notice to such effect received by the Company at 8380 Alban Road, Springfield, Virginia 22150, Attention: Corporate Secretary, by delivery of a subsequently dated proxy, or by attending the Special Meeting and voting in person.

     A list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder at the Company's offices for a period of 10 days prior to the Special Meeting and at the Special Meeting itself.

     If the enclosed proxy card is duly executed and received in time for the Special Meeting, and if no contrary instructions are included on the proxy card, it is the intention of the persons named as proxies to vote the shares of Common Stock represented thereby in favor of the proposal to approve and adopt the UMSI Stock Purchase Agreement and the transactions contemplated thereby and the Bylaw amendment, and, in the discretion of the persons named as proxies, in connection with any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

     In the event that there are not sufficient votes to approve and adopt the UMSI Stock Purchase Agreement and the transactions contemplated thereby and the Bylaw amendment at the Special Meeting, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

     The delivery of this Proxy Statement shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof, January 8, 1999.


THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE UMSI STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE UMSI STOCK SALE. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE UMSI STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL AND
ADOPTION OF THE BYLAW AMENDMENT.  THE AFFIRMATIVE VOTE OF HOLDERS
OF AT LEAST 66 2/3% OF THE OUTSTANDING SHARES OF COMMN STOCK IS
REQUIRED TO APPROVE AND ADOPT THE BYLAW AMENDMENT.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE COMPANY'S SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.



PROPOSAL 1:  THE UMSI STOCK SALE

General

     The following information, insofar as it relates to matters contained in the UMSI Stock Purchase Agreement, is qualified in its entirety by reference to the UMSI Stock Purchase Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Stockholders are urged to read the UMSI Stock Purchase Agreement in its entirety.

     All information contained in this Proxy Statement with respect to NexGen has been supplied by NexGen for inclusion herein and has not been independently verified by the Company.


The UMSI Stock Sale

     Subject to the approval the Company's stockholders, the Company will sell all of the issued and outstanding stock of the Company's wholly owned and sole active subsidiary, United Marketing Solutions, Inc., formerly United Coupon Corporation, to Next Generation Media Corporation ("NexGen") pursuant to the terms of an Amended and Restated Stock Purchase Agreement (the "UMSI Stock Purchase Agreement") in exchange for NexGen's (i) payment to the Company of $172,664.50 in cash, (ii) forgiveness of indebtedness owed by the Company to NexGen in the amount of $175,000.00, (iii) payment to the Company of an additional amount of cash of approximately $164,000 for the payment of certain debts of the Company to third-party creditors, and (iv) assumption of approximately $402,000.00 owed by the Company to its primary lender, BancFirst.

     The stock of UMSI represents substantially all of the assets of the Company. The consummation of the UMSI Stock Sale and the performance of the UMSI Stock Purchase Agreement, including the distribution of $0.10 per share to each holder of the Company's common stock other than T.C. Equities, will essentially render the Company a "shell corporation."

The Related Transactions

     In May 1998, Gerard R. Bernier, the Company's then President and Chief Executive Officer, as well as a member of the Board, acquired 935,000 shares of NexGen common stock (representing roughly 30% of the issued and outstanding shares of such stock) from Joel Sens, NexGen's controlling shareholder. The purchase price for such stock was $156,145, paid in the form of a non-recourse secured promissory note (the "Bernier Note"). Mr. Bernier also acquired an additional 32,934 shares of NexGen common stock, the purchase price paid being in the form of 169,432 shares of UNICO Common Stock. Mr. Bernier has also received options to purchase 150,000 shares of NexGen common stock at $0.50 per share.


     Upon the consummation of the UMSI Stock Sale, Mr. Bernier will become the president and chief executive officer, as well as a member of the Board of Directors, of NexGen and will receive compensation in the form of options to purchase initially 250,000 shares and annually 100,000 shares of NexGen common Stock at $0.02 per share. Mr. Bernier is currently serving as a consultant to NexGen, primarily to oversee the implementation of the NexGen/UMSI business plan. Compensation for such services is to take the form of the forgiveness by NexGen of the Bernier Note, which Mr. Sens transferred to NexGen in partial satisfaction of an indebtedness of Mr. Sens to NexGen, as well as the payment of an amount sufficient to cover Mr. Bernier's tax liability stemming from the forgiveness of the Bernier Note.

     Each of Messrs. Gerald Bomstad, Jr. and Leon Zadjel, directors of the Company, has also acquired shares of NexGen common stock (37,600 and 8,747 shares, respectively) in exchange for (i) in Mr. Bomstad's case, a $12,000 promissory note of the Company and 179,650 shares of Common Stock, and (ii) in Mr. Zadjel's case, 45,000 shares of Common Stock. Mr. Bomstad has also acquired an option to purchase an additional 1,781 shares of NexGen common stock at a purchase price of $0.16 per share. The foregoing transactions have resulted in Messrs. Bernier, Bomstad and Zajdel exchanging their entire equity interests in the Company.

     The foregoing transactions in which the former directors agreed to accept NexGen stock in exchange for shares of UNICO stock owned by them and, in certain instances, options to acquire additional UNICO shares and debt owed to a director by UNICO, arose to accommodate certain financing arrangements made by NexGen. In order to secure financing for the initial funds required upon execution of the original Stock Purchase Agreement dated May 8, 1998 between the Company and NexGen, NexGen agreed to convey a controlling interest in the Company to T.C. Equities. Pursuant to its March 18, 1998 agreement, as amended, with the holders of the Company's Series C Preferred Stock and certain Subordinated Indebtednesses of the Company, ("the Renaissance/Duncan Smith Agreement") NexGen acquired all of the Company's outstanding shares of Series
C Preferred Stock having the voting power of approximately 45% of the entire voting power of the Company's stock, upon the execution of a definitive purchase agreement between NexGen and the Company for the sale of UMSI. To achieve the ability to convey a controlling interest in the Company to T.C. Equities, NexGen acquired the stock of the former directors representing approximately 9% of the entire voting power of the Company's stock. In individual agreements with NexGen, the former Directors agreed to convey all of their equity interests in the Company to NexGen in exchange for NexGen common stock. The former directors consented to the exchanges upon the agreement of NexGen, contained in the UMSI Stock Purchase Agreement, to cancel all of the Subordinated Debt and waive all preferential rights of the Series C Preferred Stock NexGen was purchasing pursuant to the Renaissance/Duncan Smith Agreement upon execution of the original UMSI Stock Purchase Agreement of May 8, 1998.
As a consequence of such action, Unico was released from approximately $1,314,248 of subordinated debt and liquidation preferences of approximately $1,712,740 were waived.





Background of the UMSI Stock Sale

     Beginning in 1995, as a consequence of the poor financial performance, and ultimate liquidation of its other operating subsidiary, Cal-Central Marketing Corp. ("Cal-Central"), the Company's management and Board of Directors sought additional equity investments in the Company to service and retire existing debt and to provide an adequate capital foundation for further growth of the Company's UMSI subsidiary. Simultaneously, efforts were made to convert existing debt to equity. The Company was partially successful in that on June 30, 1996, it converted approximately $1,712,740 of subordinated debt into convertible preferred stock, the Series C Preferred Stock, having a liquidation preference equal to the amount converted.

     The Company was also successful in obtaining several proposals for substantial additional equity investment. However, in each instance the proposals were conditioned upon further agreements with, and in one instance additional investments from, the then holders of the Company's Subordinated Debt and Series C Preferred Stock. The Company was never able to obtain these further agreements.

     As a consequence, the debt the Company had incurred in connection with the acquisition and poor financial performance of Cal-Central imperilled the continuing operations of the Company. Unable to reach agreements with the former holders of the Company's subordinated debt and Series C Preferred Stock to facilitate new equity investments in the Company, management and the Board sought suitors acceptable to the former holders of the Company's Subordinated debt and Series C Preferred Stock to buy UMSI. After many inconclusive discussions, two suitors acceptable to the former holders of the Company's Subordinated Debt and Series C Preferred Stock emerged with competing offers of cash and assumption of debt and the Board of Directors selected the offer resulting in the highest cash distribution to the Company's stockholders.


Recommendation of the UNICO Board of Directors; Reasons for the UMSI Stock Sale

     In reaching its unanimous determination that the UMSI Stock Purchase Agreement and the transactions contemplated thereby, including the UMSI Stock Sale, are advisable and in the best interests of the Company and its stockholders, the Company's board of directors considered a number of factors, which factors, taken together, support such determination, including without limitation, the following:

     (1) The existing assets, financial condition and operations of the Company, including, without limitation, concerns over the Company's liquidity and capital resources, the inability of the Company to obtain new financing, the Company's relatively small size and market capitalization, and the assessment of management that the Company could not long sustain its continuing operating losses;

     (2) The current and prospective environment in which the Company operates, including national and local economic conditions;

     (3) The conclusion of the Board that NexGen's proposal was the most favorable proposal received, in terms of the value to be realized by stockholders of the Company and the likelihood of consummation, based on the advice of the Company's management, as well as the board's judgment, after review with the Company's management and its outside legal advisors of alternatives to the UMSI Stock Sale, that the stockholders of the Company would realize greater value from the transaction with NexGen than from the other alternatives available to the Company (see "-- Background of the UMSI Stock Sale");

     (4) The extensive solicitation process conducted by the Company in seeking an acquiror for UMSI (see "-- Background of the UMSI Stock Sale"), particularly the fact that, based upon the discussions described therein, none of such alternatives, even if successfully carried to completion, would have resulted in per-share consideration to the holders of Common Stock as high as the cash consideration component of the purchase price for the UMSI stock;

     (5) The terms and conditions of the UMSI Stock Purchase Agreement, as reviewed by the board with its legal advisors, including the provisions relating to the cancellation of the Company's subordinated debt and liquidation preferences and the receipt of cash upon execution of the UMSI Stock Purchase Agreement;

     (6) The fact that the consideration to be paid by NexGen consists of cash and that the UMSI Stock Sale is not subject to financing contingencies (see "-- The UMSI Stock Purchase Agreement"); and

     (7) The fact that the Company was not in compliance under its credit facility with its primary lender BancFirst.

          The foregoing discussion of the information and factors considered by the Company's Board is not meant to be exhaustive but is believed to include the material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the UMSI Stock Purchase Agreement and the transactions contemplated thereby, including the UMSI Stock Sale, are advisable and in the best interests of the Company's Stockholders. In reaching its determination, the Board took the various factors into account collectively and the board did not perform a factor-by-factor analysis, nor did the Board consider whether any individual factor was, on balance, positive or negative.

Relationships Between UNICO and NexGen; Potential Conflicts of Interest

     In considering the recommendation of the Board with respect to the UMSI Stock Sale, the Company's Stockholders should be aware that certain former officers and directors of the Company have interests in connection with the transaction which may present them with actual or potential conflicts of interest.

     In May 1998, Gerard R. Bernier, the Company's then President and Chief Executive Officer, as well as a member of the Board, acquired 935,000 shares of NexGen common stock (representing roughly 30% of the issued and outstanding shares of such stock) from Joel Sens, NexGen's controlling shareholder. The purchase price for such stock was $156,145, paid in the form of a non-recourse secured promissory note (the "Bernier Note"). Mr. Bernier also acquired an additional 32,934 shares of NexGen common stock, the purchase price paid being in the form of 169,432 shares of Common Stock of the Company. Mr. Bernier has also received options to purchase 150,000 shares of NexGen common stock at $0.50 per share.

     Upon the consummation of the UMSI Stock Sale, Mr. Bernier will become the president and chief executive officer, as well as a member of the board of directors, of NexGen and will receive compensation in the form of options to purchase initially 250,000 shares and annually 100,000 shares of NexGen Common Stock at $0.02 per share. Mr. Bernier is currently serving as a consultant to NexGen, primarily to oversee the implementation of the NexGen/UMSI business plan. Compensation for such services is to take the form of the forgiveness by NexGen of the Bernier Note, which Mr. Sens transferred to NexGen in partial satisfaction of an indebtedness of Mr. Sens to NexGen, as well as the payment of an amount sufficient to cover Mr. Bernier's tax liability stemming from the forgiveness of the Bernier Note.

     Each of Messrs. Gerald Bomstad, Jr. and Leon Zadjel, directors of the Company, has also acquired shares of NexGen common stock (37,600 and 8,747 shares, respectively) in exchange for (i) in Mr. Bomstad's case, a $12,000 promissory note of the Company and 179,650 shares of Common Stock, and (ii) in Mr. Zadjel's case, 45,000 shares of Common Stock. Mr. Bomstad has also acquired an option to purchase an additional 1,781 shares of NexGen common stock at a purchase price of $0.16 per share. The foregoing transactions have resulted in Messrs. Bernier, Bomstad and Zajdel transferring their entire equity interests in the Company.

     In view of the relationships among the Company and/or certain of its former officers and directors with NexGen, the terms of the UMSI Stock Sale (such transaction representing one component of a series of interrelated transactions more full described elsewhere in the Proxy Statement) may be viewed as having been negotiated on a non arms'-length basis. See "The UMSI Stock Sale -- Relationships Between UNICO and NexGen; Potential Conflicts of Interest," "Principal Stockholders of UNICO" and "Certain Relationships and Related Transactions."


Certain Effects of the UMSI Stock Sale

     The stock of UMSI represents substantially all the assets of the Company. Accordingly, upon consummation of the UMSI Stock Sale, the Company will become a "shell" corporation.

     Pursuant to the UMSI Stock Purchase Agreement and the Amended and Restated Stock Purchase Agreement between NexGen and T.C. Equities, $0.10 per share, will be distributed to each of the Company's Commo Stockholders other than T.C. Equities.

     Contemporaneous with the foregoing transaction, the Company is exploring a potential transaction involving natural resources, however, additional working capital would likely be required to consumate such a transaction, the availability of which is uncertain.

Absence of Regulatory Filings and Approvals

     The UMSI Stock Sale is not subject to obtaining any regulatory approvals or complying with any regulatory filing requirements.

Absence of Appraisal Rights

     Holders of UNICO Common Stock will not be entitled to appraisal rights under applicable Delaware law in connection with the UMSI Stock Sale.

Federal Income Tax Consequences

     The receipt of the consideration to be paid by NexGen in exchange for the UMSI stock pursuant to the UMSI Stock Purchase Agreement and the distribution of $0.10 per share to each of the Company's common stock holders other than T.C. Equities will be a taxable transaction for federal income tax purposes. Each holder of Common Stock is urged to consult their tax advisors to determine the effect of the UMSI Stock Sale on such holder under applicable federal, state, local and foreign tax laws.

THE UMSI STOCK PURCHASE AGREEMENT

     The following is a summary of all material terms of the UMSI Stock Purchase Agreement. This Summary is qualified in its entirety by reference to the UMSI Stock Purchase Agreement, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

Terms of the UMSI Stock Sale

     Subject to the approval the Company's stockholders, the Company will sell all of the issued and outstanding stock of the Company's wholly owned and sole active subsidiary, United Marketing Solutions, Inc., formerly United Coupon Corporation, to Next Generation Media Corporation ("NexGen") pursuant to the terms of an Amended and Restated Stock Purchase Agreement (the "UMSI Stock Purchase Agreement") in exchange for NexGen's (i) payment to the Company of $172,664.50 in cash, (ii) forgiveness of indebtedness owed by the Company to NexGen in the amount of $175,000.00, (iii) payment to the Company of an additional amount of cash of approximately $164,000 for the payment of certain debts of the Company to third-party creditors, and (iv) assumption of approximately $402,000.00 owed by the Company to its primary lender, BancFirst.

     The stock of UMSI represents substantially all of the assets of the Company. The consummation of the UMSI Stock Sale and the performance of the UMSI Stock Purchase Agreement, including the distribution of $0.10 per share to each holder of the Company's common stock other than T.C. Equities, will essentially render the Company a "shell corporation."

Representations and Warranties

     Each of the Company and UMSI has made various representations and warranties to NexGen in the UMSI Stock Purchase Agreement relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization and qualification;
(ii) capitalization; (iii) authority; (iv) consents, approvals and absence of violations; (v) the absence of litigation; (vi) related party transactions; (vii) the timeliness, accuracy and completeness of its filings and reports with the Securities and Exchange Commission; (viii) the absence of certain adverse changes or events; (ix) certain indebtedness; (x) the timely filing of all tax returns and the payment of taxes; (xi) compliance with applicable laws; (xii) brokers and finders; (xiii) the compliance of the Proxy Statement with applicable securities laws; (xiv) insurance policies; (xv) labor agreements and actions; (xvi) employee benefit plans; (xvii) agreements and contracts; and (xviii) compliance with environmental laws. In general, the representations and warranties of each of the Company and UMSI shall survive the Closing for a period of three years. Certain of such representations and warranties survive the Closing indefinitely.

     NexGen has made various representations and warranties to the Company in the UMSI Stock Purchase Agreement relating to the following matters: (i) corporate organization; (ii) authority; (iii) consents, approvals and absence of violations; (iv) brokers and finders; and (v) the accuracy of all information supplied by NexGen for inclusion in the Proxy Statement. In general, the representations and warranties of NexGen shall survive the Closing for a period of three years. Certain of such representations and warranties survive the Closing indefinitely.

Certain Covenants

     Pursuant to the UMSI Stock Purchase Agreement, the Company has made various covenants to NexGen, including that: (a) from and after the Closing the Company will not have any interest in any intellectual property rights owned or held by UMSI, and the Company will hold in confidence all knowledge or information of a confidential nature acquired at or before the Closing
Date with respect to UMSI and its business, and (b) from the date of the UMSI Stock Purchase Agreement through the Closing, the Company will use its best efforts to keep UMSI intact and will conduct UMSI's operations only in the ordinary course of business as presently conducted. Without limiting the generality of clause (b) of the preceding sentence, the UMSI Stock Purchase Agreement provides that, from the date of the UMSI Stock Purchase Agreement until the Closing, neither the Company nor UMSI will: (i) engage in any new activity; (ii) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock; (iii) issue any shares of its capital stock, (iv) issue, grant or authorize any rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization; (v) amend its certificate or articles of incorporation or bylaws; (vi) impose or permit imposition of any lien, charge or encumbrance on any share of stock held by it in any subsidiary; (vii) waive or release any material right or cancel or compromise any debt or claim, other than in the ordinary course of business; (viii) merge into or consolidate with any other entity, or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of business consistent with past practices; (ix) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees; (xi) enter into any material agreement, arrangement or commitment not made in the ordinary course of business; or (xii) agree to do any of the foregoing.

     Each of the Company and NexGen have covenanted to the other party that it will: (i) provide prompt notice to the other party of the occurrence, or failure to occur, of any event that could cause any representation or warranty of such party contained in the UMSI Stock Purchase Agreement to be untrue or inaccurate at any time from the date of the UMSI Stock Purchase Agreement through the Closing Date; (ii) cooperate and use its best efforts to obtain any licenses or permits, and to make any registration or filing required to be made to consummate the transactions contemplated by the UMSI Stock Purchase Agreement; (iii) use its best efforts to respond to any inquiries concerning the Proxy Statement from the Securities and Exchange Commission; (iv) permit each party to have access to the other party's assets, books and records as deemed necessary or appropriate for making a due diligence investigation of the other parties to the UMSI Stock Purchase Agreement; (v) take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by the UMSI Stock Purchase Agreement; and (vi) consult with one another before issuing any press release or otherwise making any public announcement concerning the transactions provided for in the UMSI Stock Purchase Agreement.




Conditions to Consummation of the UMSI Stock Sale

     Pursuant to the UMSI Stock Purchase Agreement, the obligations of each of the parties to the UMSI Stock Purchase Agreement to complete the transactions contemplated thereunder, including the UMSI Stock Sale, are subject to the fulfillment of the following conditions: (i)obtaining any and all authorizations and approvals from third parties and governmental authorities required to consummate the transactions contemplated by the UMSI Stock Purchase Agreement; (ii) the absence of any actual or threatened suit, action, investigation, inquiry or other proceeding by any governmental authority or any other person questioning the validity or legality of the transactions contemplated by the UMSI Stock Purchase Agreement or which could reasonably be expected to adversely affect NexGen's ability to consummate such transactions;
(iii) the absence of any injunction, writ, preliminary restraining order or any other order of a court of competent jurisdiction directing that the transactions contemplated by the UMSI Stock Purchase Agreement not be consummated in accordance with its terms, or imposing any material conditions on the consummation of such transactions; (iv) written evidence of NexGen's acquisition of 100% of the subordinated debt and the Series C Preferred Stock of the Company, and simultaneous cancellation of such subordinated debt and waiver of all rights of such Series C Preferred Stock (other than voting and conversion rights); (v) written evidence of the consent of BancFirst to the transactions contemplated by the UMSI Stock Purchase Agreement, its release of the Company from its obligations in regard to the Company's debt to BancFirst and its agreement to the assumption of such debt by NexGen; (vi) the entering into of a stock purchase and shareholder agreement between Messrs. Joel Sens and Gerard R. Bernier providing for, among other things, the structure of NexGen's board of directors upon consummation of the transactions contemplated by the UMSI Stock Purchase Agreement; (vii) the entering into of an employment agreement between Gerard R. Bernier and NexGen providing for the appointment of Mr. Bernier as the chief executive officer of NexGen; (viii) the entering into an of a consulting agreement between Mr. Joel Sens and NexGen; (ix) the entering into of stock option agreement between NexGen and each of Messrs. Joel Sens and Kenneth Brochin providing for the grant of stock options, exercisable at $0.50 per share, for 150,000 shares of NexGen common stock; (x) the entering into of stock purchase agreements between NexGen and each of Messrs. Bernier, Bomstad and Zadjel providing for the sale of Common Stock held by each of them to NexGen in exchange for shares of NexGen common stock; (xi) the cancellation of certain indebtedness of NexGen to certain stockholders of NexGen, and the cancellation of certain indebtedness of certain NexGen stockholders to NexGen; (xii) evidence of he reservation of 150,000 shares of NexGen common stock by NexGen's board of directors for awards to key employees of UMSI; (xiii) evidence of the restructuring of NexGen's loan from KeyBank National Association to extend repayment of such loan past January 1, 2000; and (xiv) the approval of the UMSI Stock Purchase Agreement and the transactions contemplated thereby by the Company's Stockholders.

     Pursuant to the UMSI Stock Purchase Agreement, the obligations of NexGen to complete the UMSI Stock Sale are further subject to the fulfillment of the following conditions, any one or more of which may be waived: (i) the representations and warranties of the Company set forth in the UMSI Stock Purchase Agreement shall be true and correct at and as of the Closing Date;
(ii) the Company shall have performed and complied with all obligations and covenants required to be performed or complied with by it prior to the Closing Date under the UMSI Stock Purchase Agreement; (iii) the Company and UMSI shall each have delivered to NexGen secretarial certificates certifying the Company's board resolutions authorizing execution and delivery of the UMSI Stock Purchase Agreement and performance of the transactions contemplated thereby, and the incumbency of the officers executing the UMSI Stock Purchase Agreement on the Company's behalf; (iv) the Company shall have delivered to NexGen certificates of the Secretary of State of the State of Delaware and the Virginia Corporation Commission certifying that each of the Company and UMSI, respectively, has, as of the Closing Date, filed all required reports, paid all required fees and taxes, and is in good standing and authorized to transact business as a domestic corporation; (v)the Company shall have delivered the written resignations, effective on the Closing Date, of all members of UMSI's board of directors and officers, and shall have caused all persons who have been designated by NexGen to be duly elected as directors and officers of UMSI; (vi) the Company shall have delivered to NexGen all certificates and other instruments representing the shares of UMSI stock, duly endorsed for transfer or accompanied by appropriate stock powers, together with all other documents necessary or appropriate to validly transfer such stock to NexGen, free and clear of all liens; and (vii) there shall not have occurred any material adverse change in the business, client relations, operations, properties, assets or condition of UMSI.

     Under the UMSI Stock Purchase Agreement, the obligations of the Company to complete the UMSI Stock Sale are further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Company:
(i) the representations and warranties of NexGen set forth in the UMSI Stock Purchase Agreement shall be true and correct at and as of the Closing
Date; (ii) NexGen shall have performed and complied with all obligations and covenants required to be performed or complied with by it under the UMSI Stock Purchase Agreement; (iii) NexGen shall have delivered to the Company a secretarial certificate certifying NexGen's board resolutions authorizing execution and delivery of the UMSI Stock Purchase Agreement and performance of the transactions contemplated thereby, and the incumbency of the officers executing the UMSI Stock Purchase Agreement on NexGen's behalf; (iv) NexGen shall have delivered the consideration for the UMSI stock; (v) NexGen shall have adopted by-laws in the form appended to the UMSI Stock Purchase Agreement;
(vi) Buyer shall have agreed to exchange Seller's obligation to repay an additional $180,000 advanced to Seller for the issuance of an additional 1,800,000 shares of the Company's Common Stock to T.C. Equities, Ltd.; and
(vii) NexGen and certain of its affiliates shall have duly performed their obligations set forth in an Amended and Restated Stock Purchase and Shareholder Agreement of even date with the UMSI Stock Purchase Agreement.

Termination of the UMSI Stock Purchase Agreement

     The UMSI Stock Purchase Agreement may be terminated and the UMSI Stock Sale may be abandoned at any time prior to the Closing Date in the event of any of the following: (i) by mutual written consent of the Company and NexGen; (ii) by the Company or NexGen if the Closing has not occurred prior to January 31, 1999; (iii) by NexGen, if the Company has breached, in any material respect, the representations, warranties or covenants made by the Company in the UMSI Stock Purchase Agreement; (iv) by the Company, if NexGen has breached in any material respect its representations, warranties or covenants made by NexGen in the UMSI Stock Purchase Agreement. Termination of the UMSI Stock Purchase Agreement pursuant to either clause (iii) or (iv) shall not in any way terminate, limit or restrict the rights and remedies of any party to the UMSI Stock Purchase Agreement against any other party which has breached or failed to perform any of the representations, warranties, covenants or agreements contained in the UMSI Stock Purchase Agreement prior to the termination thereof.

PROPOSAL 2:  THE BYLAW AMENDMENT

General

     The following information, insofar as it relates to matters contained in the Company's Bylaws, is qualified in its entirety by reference to the Bylaws.
Section 3.16 of the Company's Bylaws in its present and its proposed amended and restated form are incorporated herein by reference and attached hereto as Appendix B. Stockholders are urged to read the proposed amendment.

     The Company's Bylaws currently only permit stockholders to take action by unanimous written consent in lieu of voting at an annual meeting called to consider such action. The proposed amendment would permit action by written consent to be taken if signed by stockholders holding the number of shares necessary to approve such action at a special or annual meeting. As T.C. Equities, Ltd. holds the number of shares necessary to approve such amendment and intends to vote for its approval, the adoption of the amendment is assured. Adoption of the proposed amendment would enable T.C. Equities to approve any matter required to be approved by the Company's stockholders by executing and delivering a written consent to the Company.

Recommendation of the UNICO Board of Directors; Reasons for the Bylaw Amendment

     In reaching it's unanimous determination that the Bylaw amendment is advisable and in the best interests of the Company and its stockholders, the Company's board of directors considered a number of factors, which factors, taken together, support such determination, including without limitation, the following:

(1) the relative ownership interests of the Company's Shareholders including T.C. Equities approximate 69% ownership interest;

(2) the cost normally incurred in holding meetings of the Company's stockholders; and

(3) the desirability of more expeditious corporate action in attracting and exploring new business opportunities for the Company.

     The foregoing discussion of the information and factors considered by the Company's board is not meant to be exhaustive but is believed to include the material factors considered by the board. The board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Bylaw amendment advisable and in the best interests of the Company's Stockholders. In reaching its determination, the board took the various factors into account collectively and the board did not perform a factor-by-factor analysis, nor did the board consider whether any individual factor was, on balance, positive or negative.



INFORMATION REGARDING THE COMPANY

     Some statements contained in this Proxy Statement regarding future financial performance and results and other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements and the Company's results are subject to numerous risks, uncertainties and assumptions, including, but not limited to: possible deficiencies in future liquidity levels, possible declines in market growth rates, possible failure of product development activities, price pressures and other competitive factors, volatility in the market for UMSI's products, and legal proceedings. These risk factors are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in this Proxy Statement.

General

     The Company was incorporated on April 11, 1984, under the laws of the State of Delaware. Initial business activities, associated with the sale and administration of cooperative direct mail advertising franchises, commenced during May 1984. In September 1986 the Company filed an initial registration statement with the Securities and Exchange Commission and initiated a plan to expand Company operations through the acquisition of existing businesses operating in related fields. Presently, the Company operates as a publicly-owned holding company with one active wholly-owned subsidiary, UMSI. UMSI is involved in cooperative direct mail advertising through franchising and production.

     The Company's cooperative advertising and production business involves the design, layout, printing, packaging and distributing of public relations, marketing materials and promotional coupons for private businesses, usually involved in retailing goods or providing professional services. Franchising activities related to this business involve the granting and administering of independent franchise operations to conduct cooperative direct mail advertising sales. All activities related to franchising are conducted through UMSI, which was acquired on July 17, 1987. As of September 30, 1998, UMSI had approximately 56 active franchise operations.

The Company's Markets

Cooperative Direct Mail Advertising

     The customer base of most local retailers and professionals comes from within a three-mile radius of its location, therefore, it is difficult for them to advertise effectively and economically. The Company believes that direct mail is an effective advertising method for the local merchant and professional since they can target a specific area and have substantial saturation of their advertising message. Radio and television advertising, in contrast, is costly to produce and air. The advertiser is paying for broadcasting over a large metropolitan area, much of which is not part of its customer base. It may not be efficient or affordable unless the advertiser has multiple locations.
Major city newspapers are also comparatively expensive since they, too, cover an entire city and not just the specific area relevant to the local retailer or professional. In addition, newspapers usually contain large amounts of advertising, which may limit the effectiveness of small ads.

    Individual direct mail programs are also expensive, when the cost of postage, design, envelopes, printing, and mailing lists are considered. Cooperative direct mailing of advertisements for several businesses in one mailing substantially reduces the advertisers' cost from the price of an individual direct mail program.

     The Company's franchisees sell cooperative direct mail advertising to retailers and service organizations in a given market area. They assist each business owner with the design and content of advertisements or coupons. The Company produces and mails a packet of coupons (usually consisting of fifteen or more coupons) to thousands of homes in a targeted geographic area. The Company receives a majority of its revenue by providing, on a wholesale basis to its distributors, a complete mailing service. Such services include computerized design, typesetting, paste-up, proofing, printing, inserting, addressing, and mailing, as well as paper, envelopes, labels and postage.

     The market segment targeted by the Company's franchisees includes local retailers, service businesses and professional organizations. In addition, specialty mailings are conducted on a regular basis and major consumer products companies that market on a national level are solicited to advertise in the Company's mailings.

Franchising

     The Company targets the major markets of the United States with a population of 500,000 or more. Each area franchise territory can consist of 50,000 to 80,000 mailable homes. Franchise prospects are located through the use of local and national advertising, franchise shows and seminars, and a network of franchise sales representatives. Sales tools consist of Company brochures, a franchise sales booth and a video presentation.

     The Company has also implemented a franchise sales program whereby the Company assists existing franchisees in selling parts of their respective territories. Generally, franchise territories which would be involved in this program are those which have more than 150,000 mailable homes.

     Each franchise consists of an independent operation in an exclusive territory in which no competition from other Company franchisees is allowed. The Company provides the franchisee with a thorough, individually-oriented, two-week training program covering all facets of the business. In addition, the Company provides the franchisee with operation manuals, sales support materials, market softeners (direct mailings to potential customers), use of its trademarks and logos, WATTS telephone and FAX service for transferring layouts, and continuing management support.

     Franchise fees are based upon the total number of mailable homes in the exclusive territory. Area franchise fees are $21,900 for 50,000 mailable-home territories plus $2,000 for each additional increment of 10,000 mailable-home territories. Generally, the franchise agreements are for a period of ten years, and are renewable at the option of the franchisee, if certain conditions are met. These agreements include a performance clause, which is based upon a minimum distribution standard and frequency of mailings over the term of the franchise agreements.

     Regional franchisees, in addition to operating an area franchise, are directly involved in recruiting and training area franchisees within their region. UMSI carefully designs the regional franchising program to provide substantial opportunity for the regional franchisee, while maintaining appropriate corporate control over the approval of area franchise grants and contractual agreements. A regional franchisee also has an exclusive territory, comprised of approximately 1,000,000 mailable homes, and supervises 15-18 area franchisees. The license fee for a region is $51,000 to $59,000. Regional franchisees attend one additional week of training at UMSI's corporate headquarters.

     The Company retains the right to terminate a franchise for a variety of reasons, including insolvency or bankruptcy, failure to operate the business according to prescribed standards, failure to pay fees, and material misrepresentations on an application for a franchise.

     Set forth below is the geographical location of the franchises in operation as of September 30, 1998.

Alabama          2     Massachusetts     11     Pennsylvania       4
California       3     Minnesota          1     Texas              2
Connecticut      2     New Hampshire      1     Utah               2
Florida          2     New Jersey         6     Virginia           5
Georgia          2     New York           7     Washington         2
Maryland         1     North Carolina     2     West Virginia      1


Trade Names, Service Marks and Logo Types

     The United Coupon Corporation service mark was registered with the United States Patent Office on Principal Register, register number 1,310,366 on December 16, 1984. In addition, the service mark was registered in the Commonwealth of Virginia on April 27, 1984. UMSI franchisees are allowed to operate under the trade names of United Marketing Solutions or United
Coupon.

     Pursuant to its License Agreement, UMSI authorizes franchisees to operate a cooperative direct mail advertising business under the name United Coupon or United Marketing Solutions in accordance with the UMSI system. In connection with the operation of a UMSI cooperative direct mail advertising business, franchisees are authorized to use the name and service mark "UNITED
COUPON" as well as other such service marks or commercial symbols as UMSI from time to time adopts and makes a part of the UMSI system.

Government Regulation

     The Company is subject to regulation under the rules of the Federal Trade Commission regarding disclosure of certain information in connection with the sale of franchises as well as state regulatory authorities in certain states where the Company does business. Statutory provisions in certain states impose certain substantive requirements on the relationship between the franchisor and the franchisee. Management believes the Company is in material compliance with such regulatory requirements.

Competition

     The advertising industry is highly competitive with many firms having vast resources competing for businesses' advertising dollars. The Company's business, primarily cooperative advertising delivered through direct mail or through distributors, is a relatively small, but rapidly growing segment of the advertising industry. The Company's major competitors in direct mail cooperative advertising are Val-Pak, Money Mailer, and Super Coups. Management estimates the Company has about 5% of that market segment. There are a large number of small, independent businesses operating in each market segment serviced by the Company.

Employees

     The Company had approximately 82 employees as of September 30, 1998. The Company also relies upon commissioned sales representatives involved in franchise sales operations and temporary workers during peak production periods at UMSI.


Description of Property

     The Company operates its corporate headquarters and its coupon sales and franchise activities through an office and production facility at 8380 Alban Road, Springfield, VA 22150. This space is leased for a monthly fee of approximately $33,000 covering approximately 64,000 square feet. This lease expires in April 2005.

Legal Proceedings

     The Company and UMSI are involved in various legal actions associated with the normal conduct of business operations. No such actions involve known material gain or loss contingencies not reflected in the Company's consolidated financial statements.

INFORMATION REGARDING NEXGEN

General

     NexGen was incorporated on November 21, 1980, under the laws of the State of Nevada under the name of Micro Tech Industries, Inc. Pursuant to a Stock Purchase Agreement, dated as of February 6, 1997, by and between Pocotopaug Investment, Inc. and Joel P. Sens, Mr. Sens acquired control of 6,686,551 of the 8,008,890 outstanding shares of common stock (equivalent to 668,655 shares after the March 19, 1997, reverse stock split), representing an 85.72% interest, for $50,000. In connection with this transaction, John S. McAvoy, the then sole director of NexGen resigned effective as of the date of such transaction, and new members of the board of directors were elected and new management appointed. Current management believes that NexGen was a "shell" company for at least five years prior to February 6, 1997, without assets or liabilities. Current management is unaware of any operating history of NexGen prior to February 6, 1997.

     Currently, NexGen operates as a publicly-owned holding company with a single wholly-owned operating subsidiary, Independent News, Inc. ("INI"). NexGen had no revenues from operations prior to its acquisition of certain assets and liabilities of Pompton Valley Publishing Company, Inc. ("Pompton Valley") as of September 29, 1997. These assets and liabilities were acquired through INI, which was formed to operate the acquired business. The acquisition was funded with cash and NexGen common stock, and by means of INI's assumption of certain of Pompton Valley's liabilities. The cash portion of the purchase price was funded by means of a loan from Mr. Sens.

     INI engages in the community newspaper publishing business. It produces and issues weekly free newspapers distributed via the mail to approximately 67,761 homes in northern New Jersey. INI generates all of its revenues from the sale of advertisements which generally are placed by local merchants in the communities which the newspapers serve. The newspapers generally are identical in editorial content but are varied according to advertising content. Therefore, a local merchant or other advertiser may target the audience for its advertisements in a relatively close geographic vicinity by placing advertisements in the version of the INI community newspaper serving its local community. The New Jersey townships that INI's community newspapers serve include Wayne, Fairfield, Lincoln Park, Pequannock, Pompton Plains, Montville, Towaco, Bloomingdale, Riverdale, Butler, Kinnelon, Smoke Rise, Pompton Lakes, Little Falls, Totowa and West Patterson.

     INI's working capital is provided primarily from operations. INI sales are made by its sales representatives on credit with payment terms due in 30 days. No single customer of INI represents 10% or more of its revenues.

     The advertising business, including the community newspaper business, is highly competitive with many firms competing in various forms of media and possessing substantial resources. NexGen's community newspaper business has several direct competitors servings its local markets, although management believes that INI has no direct competitor offering a 100% mailed (as opposed to delivery) weekly newspaper. The circulation of other newspapers in the local markets in which INI operates includes: The New Jersey Star Ledger, circulation 11,889; The Herald & News, circulation 8,983; The Record, circulation 8,131; and The Suburban Trends, circulation 7,401.

     INI had approximately 12 employees as of September 30,1998.

SELECTED FINANCIAL DATA FOR UNICO INC.

     The following table presents certain summary selected consolidated financial data of the Company as of and for each of the five years in the period ended December 31, 1997. This financial data was derived from the audited historical consolidated financial statements for the years ended December 31, 1993, 1994, 1995, 1996, and 1997 of the Company and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Proxy Statement and the consolidated financial statements and notes thereto included herein.

Statement of
Income Data:      1993          1994          1995          1996          1997



Net Sales      $7,577,546   $13,694,279   $10,163,918      $19,049
Cost of Sales   5,034,191     9,215,427     7,596,629      187,661

Gross Profit    2,543,355     4,478,852     2,567,289     -168,612

General and
administrative  2,692,861     4,398,636     3,442,690    1,556,942      401,959
Franchise
development       245,077       280,232       396,974
Interest expense  324,887       365,968       291,706      173,964
Legal&settlement  281,464            --            --           --        --

Restructuring
expense                         772,443
Loss on abandonment
And revaluation       --             --     1,692,710           --

Operating Income  -676,047     -524,903    -2,410,786    -3,709,970    -575,923

Other income       213,159      884,884       316,589       102,668      29,147

Income (loss)
before income
taxes discontinued
 operations and
extraordinary gain      --           --           --      3,607,302  -546,776

Gain or loss
on operations to be
Discontinued            --           --           --        163,653   546,676


Loss before
extraordinary gain      --           --           --     -3,443,649  -1,093,452

Extraordinary gain
from termination
Of obligations,
net of income taxes     --           --           --           --       305,886
Net income         -$462,888    $359,981   -$2,094,197  -$3,443,649   -$787,566

Pro Forma Statement of Income Data:

Income before
income tax          -462,888     359,981    -2,094,197  -3,443,649    -787,566
Income tax provision      -      267,000      -300,319    -100,200      29,100

Net Income         -$462,888    $626,981   -$2,394,516 -$3,343,449   -$916,666

Net income
per share             -0.084       0.090        -0.311       -1.63      -0.043

Weighted average common
shares o
utstanding         5,537,571    6,964.549    7,710,913    2,047,618   2,119,077

Balance Sheet Data:

Working Capital      683,873      536,130     -426,518   -1,826,349 -2,809,441
Total Assets       7,337,586   8,259,614   6,761,680   3,419,214   2,639,941

Total Liabilities  4,889,115    4,978,252    5,674,705    3,920,300  4,044,020
Stockholder's
equity             2,438,471   3,281,362     1,086,975     -501,086   1,404,079

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

     The Company commenced operations in May 1984. During 1985, the Company established its marketing office and began a concentrated effort of developing sales tools and procedures, and training sales personnel. The first six months of operation in 1986 were devoted to packaging and preparing a franchise system, developing a sales force and documenting procedures to provide to franchisees. The actual implementation of the operations as a franchiser commenced in October 1986.

     In July 1987, the Company acquired United Coupon Corporation, now United Marketing Solutions, Inc., ("United Coupon"), a franchiser of cooperative direct mail advertising distributorships. On October 21, 1993, the Company acquired Cal-Central Marketing Corporation ("Cal-Central").

     During 1996, the Company was forced to close the Cal-Central business due to lingering operating losses and a shortage of working capital.

     The debt the Company has incurred in connection with the acquisition and poor financial performance of Cal-Central has imperilled the continuing operations of the Company. Unable to reach agreements with the former holders of the Company's subordinated debt and Series C Preferred Stock to facilitate new equity investments in the Company, management and the Board sought suitors to buy UMSI. After many inconclusive discussions, two suitors acceptable to the former holders of the Company's Subordinated debt and Series C Preferred Stock emerged with competing cash offers and the Board of Directors selected the offer resulting in the highest cash distribution to the Company's stockholders.

Results of Operations

Nine Months ended September 30, 1998 Compared with Nine Months ended September 30, 1997.

Total revenues for the Company decreased by 9% during the nine month period ended September 30, 1998, compared to the same period in 1997, after restatement of both periods to reflect the plan to discontinue, through potential sale, the operations of the Company?s remaining operating subsidiary, United Marketing. This decline reflects a reduction of $932,424 in printing, advertising and design sales to third parties and a $115,020 increase in franchise fees. These changes were impacted by a $251,982 increase in other revenue during the 1998 period. Overall, the decline in total revenue reflects the dilution of management's efforts related to negotiations to sell United Marketing and to restructure UNICO.

     Production Expenses, which include art development, printing, bindery, delivery, product development, distributor support and selling expenses, decreased by $1,104,006, during the 1998 period in contrast to the same period in 1997. This decrease is directly related to the decline in printing advertising and design sales, as well as elimination of marginally profitable business addressed during the 1997 period.

     General and Administrative Expense decreased by $234,948 over the same period last year primarily as a result of lower overall level of business and required administrative functions.

     Franchise Development Cost, which includes the cost of developing, advertising, selling, training and supporting United Marketing franchises, was $35,543 lower than the prior year, reflecting attention directed to restructuring activities, as opposed to new franchise sales during the early portion of 1998. Such activities have increased during the third quarter of 1998.

     Interest Expense decreased $130,550 from the same period last year as a result of conversion of convertible debenture debt to equity during the past year.

     An extraordinary gain of $1,314,248 was recorded during May 1998, as a result of forgiveness of an equal amount of subordinated note debt by the holders. No income tax provision was deemed necessary for this gain due to available net operating loss carryforward amounts.

     Extraordinary gain related to Business Dissolution was $563,827 for the current period compared to $493,386 for the same period in 1997. The 1997 period was aided by approximately $403,000 of non-recurring income related to the write-off of Cal-Central obligations that were deemed extinguished during the period. The gain during 1998 is related to the operations of United Marketing Solutions which was designated to be sold during the fourth quarter of 1997.

     Consolidated Net Income for the current nine-month period was $1,706,690 compared to a net loss of $26,797 for the prior year.

Fiscal 1997 Compared to Fiscal 1996

     Total revenues for the Company decreased by 76% during the fiscal year-ended December 31, 1997 when compared with fiscal 1996, after restatement of both periods to reflect the plan to discontinue the operations of the Company's remaining operating subsidiary, UMSI. This decline reflects a decline of $19,049 in printing, advertising and design sales to third parties and a $73,521 decline in other revenue associated with reimbursement of expenses and non-recurring miscellaneous revenues.

     Total expenses decreased by approximately 85% during fiscal 1997 when compared with fiscal 1996, after restatement of both periods to reflect the plan to discontinue UMSI. Included in total expense in fiscal 1996 is $187,661 of non-recurring cost of sales related to cooperative advertising activities conducted by the Company during the initial months of 1996, while restructuring efforts were attempted for the Company's discontinued operating subsidiary, Cal-Central. Included in fiscal 1996 costs is $956,913 of one-time charges related to closing Company locations and other one-time charges, as well as evaluation of assets. General and administrative expenses declined by 33% during fiscal 1997 when compared with fiscal 1996 due to consolidation of administrative functions throughout the year. In addition, interest expense declined during fiscal 1997 by 40% vs. fiscal 1996 due to conversion of subordinated debt to equity.

     Loss from operations of subsidiary to be sold, UMSI, was $407,244 net of a $231,000 tax benefit related thereto, for fiscal 1997, compared to income of $163,653, net of an income provision of $100,200, for fiscal 1996. Operating results of UMSI for fiscal 1997 included $5,779,440 of total revenue compared to $6,704,158 in fiscal 1996. Total operating expenses for fiscal 1997 were $6,417,784 compared to $6,440,305 for fiscal 1996. The decline in total revenue is related to a 13% decline in the subsidiary's commercial printing, design and advertising sales, as well as a 40% decline in franchise fee revenue. The decline in total operating expenses in fiscal 1997 is related to a 4% decline in cost of sales, partially offset by an 8% increase in general and administrative expense.

     For fiscal 1997, the Company incurred a consolidated loss of $916,666 compared to a net loss of $3,343,449 in fiscal 1996. This reduced loss reflects the net impact of operating losses and additional losses incurred during fiscal 1996 related to the abandonment and closure of Cal-Central compared to the loss from operation incurred during fiscal 1997 related to the discontinued business segment, UMSI.

Fiscal 1996 Compared to Fiscal 1995

     Total revenues for the Company decreased by 35% during 1996 primarily to the elimination of cooperative advertising sales and services of the Company's subsidiary Cal-Central. Cal- Central's decline was caused initially by an unexpected interruption of its products through three major distributors. In addition, strong sales during the summer months of 1995 created a production backlog within the art development group of Cal-Central. This backlog, coupled with the interruption of product distribution, caused a breakdown in customer service related to the timely delivery of advertising products for customers of Cal-Central. This delay in delivery impaired the collectability of accounts receivable for Cal-Central, precipitating an acute liquidity shortfall for Cal-Central during the second-half of 1995. Company management reacted to this problem by arranging supplemental working capital through borrowings and by initiating a program to down size Cal-Central, thereby reducing operating losses and requirements for supplemental working capital. The number of Cal-Central marketing centers was reduced from ten to three during this period and the art and printing facility for Cal-Central, in Fort Lauderdale, Florida, was closed in December 1995. Sales of distributor based cooperative advertising for Cal-Central were complete discontinued in 1996. Sales of coupons through the Company's subsidiary United Coupon, increased marginally during 1996, reflecting restrained operations as a result of working capital limitations.

     Other income deceased by $103,939 during 1996. The decline is related to elimination of accounts receivable maintenance fees by Cal-Central in 1996.

     Franchise Fee Income increased by $80,654 during 1996, reflecting positive results from expanded franchise sales efforts conducted during 1996 by both Company staff and independent franchise sales representatives. The number of active United Coupon franchises remained constant, at 66, during 1996.


     Total expenses decreased by approximately 19% during 1996, reflecting the lower sales results and restructuring actions. Included in total expense in 1995 is $772,443 of non-recurring restructuring costs related to the organizing of the Cal-Central business, including the closing of the Fort Lauderdale production facility and seven marketing centers. Included in 1996 costs $956,913 of one-time charges related to closing Company locations and other one-time charges, as well as, $1,692,710 in one-time charges associated with abandonment and re-evaluation of assets and other one-time costs totaling approximately $916,000. Had all non-recurring expenses not been incured, total expenses would have declined by approximately 36% for the year. Production Expenses declined by 45% during 1996, reflecting lower sales levels and discontinuation of unprofitable operations. General and Administrative Expenses decline by 24% during 1996 due to consolidation of administrative functions throughout the year. In addition, interest expense declined during 1996 by 8% due to the conversion of subordinated debt to equity, as disclosed. Franchise Development Expenses decreased $36,255 (9%) during 1996 reflecting more efficient sales efforts and utilization of outside sales services.

     For fiscal 1996, the Company incurred a consolidated loss of $3,343,449 compared to a net loss of $2,394,516 in 1995. This decline was caused by substantial non-recurring charges primarily incurred in connection with the reconstructing plan begun in 1995 designed to spawn long term profitability and growth.


Liquidity and Capital Resources

     The Company's principal measures of liquidity are cash, certificates of deposit, accounts receivable and salable inventory. Also, management deems appropriately managed and collateralized bank lines of credit as a proper supplement to its liquidity.

     The Company's working capital was a deficit $488,299 at September 30, 1998, an 82% improvement from December 31, 1997. This change reflects: an increase in Cash and Equivalents of $98,271 resulting primarily from operating profits and supplemental borrowings for the period; a net increase of $78,171 in Trade and Other Accounts Receivable; an increase of $10,634 in paper and work in process Inventory at United Marketing Solutions, Inc. ("United Marketing"); a decrease of $9,140 in Prepaid Expenses related to utilization of annual insurance renewals and similar contracts; These changes were impacted by a decrease of $694,469 in Accounts Payable and a $247,160 decrease in Accrued Liabilities related to utilization of seasonally accrued operating costs at United Marketing. Working capital was also aided by a $1,092,358 reduction in the current portion of Notes Payable related to principal payments made on bank debt and write-off of $1,314,248 of debenture debt that was forgiven during the period. These amounts were partially offset by $175,000 of additional borrowings during the period. Deferred Revenue also decreased by $109,219 during the period.

     Long term liabilities increased by $325,946 during the period.

     Management adopted a restructuring plan for its subsidiary Cal-Central Marketing Corporation during 1995. Management abandoned its restructuring plan for Cal-Central during the fourth quarter of 1996 and wrote off remaining accounts receivable and goodwill associated with this operation.

Factors which may Affect Future Operating Results

     The following issues and uncertainties, among others, should be considered in evaluating the Company's outlook.

     Although the Company's sole operating subsidiary, UMSI, has been able to reduce the Company's long term debt, its continuing ability to do so in the event the proposed UMSI Stock Sales is not consummated is uncertain. The dedication of substantial portions of UMSI's revenue for these purposes has deprived UMSI of capital needed for its growth. Additionally, the Company has been required to seek and obtain modifications to its obligations to repay its primary lender BancFirst. The ability of the Company to obtain such modifications in the event the UMSI sale is not consummated is uncertain.

FOR THE PERIOD ENDED DECEMBER 31, 1997

     At December 31, 1997, the Company's working capital position, current assets minus current liabilities, was a negative $2,089,441. Working capital was impacted by the $916,666 loss from operations as well as use of $164,597 in cash and equivalents during the year to purchase property and equipment related to the United Marketing art and printing facility, and $49,530 for net payment of notes payable. In addition: short term notes and accounts receivable declined by $360,771, as a result of lower levels of business activity; inventories declined by $20,812 due to utilization of stocks built in prior periods; and prepaid expenses and other assets declined by $71,024 due to utilization of accrued expenses and amortization of prepaid items. Also, accrued liabilities and accounts payable increased by $85,935 and deferred rent increased by $91,594 as a result of accelerated recognition of deferred rental payments as current period expenses.

     Total assets for the Company declined 23% during 1997. This change reflects the changes in current assets and property noted above, as well as write-off of $224,932 of goodwill related to the election to discontinue UNICO's ownership of United Marketing Solutions, Inc.

     Long-term liabilities decreased by $658,059 during 1997 as a result of required net principal payments made of $49,530 and reclassification of items previously classified as long term to short term.

     Management has considered operating losses and acquisitions which have required substantial utilization of funds, as well as anticipated operating and debt service requirements for the near term, and believes that sufficient liquidity may not be available from working capital to support the requirements of continuing operations for the foreseeable future. As a result, management has taken steps to assure continued operation. These actions include the election to seek a buyer for United Marketing Solutions, Inc. Because of this election, the accompanying financial statements reflect the operations of United Marketing Solutions, Inc. as a discontinued operation. The ultimate outcome from this strategic action cannot be assured at this time.

MARKET PRICE AND DIVIDEND INFORMATION

          On September 30, 1998, there were approximately 523 shareholders of record of the Common Stock. Based on information received from brokers and others in fiduciary capacity, the Company estimates that the total number of shareholders of the Common Stock exceeds 500. The Common Stock was formerly traded on the National Association of Securities Dealers Automated
Quotation System ("NASDAQ"). During 1997, the Company no longer qualified for this listing and is now available through electronic trading services via NASD's Electronic Bulletin Board.

     All outstanding shares of Common Stock and related options and warrants were reverse split on the basis of four (4) shares for one (1) share effective December 30, 1997.

     The following table sets forth, for the periods indicated, the range of high and low closing bid prices for the Common Stock, as reported by NASDAQ through March 1997 and as available through electronic trading services subsequent to such date. The values have not been restated for the one for four reverse split that was effective December 30, 1997:


                    Common Stock Bid
                      High               Low

1995

First Quarter        $.87               $.65
Second Quarter        .87                .50
Third Quarter         .75                .50
Fourth Quarter        .56                .25

1996

First Quarter        $.22               $.22
Second Quarter        .34                .31
Third Quarter         .38                .34
Fourth Quarter        .25                .25

1997

First Quarter        $.31               $.19
Second Quarter        .19                .13
Third Quarter         .07                .05
Fourth Quarter        .05                .02

1998

First Quarter        $.13               $.03
Second Quarter        .25                .13
Third Quarter         .22                .06
Fouth Quarter*	       .10	               .03

*through 12/29/98

Dividends

     The Company has never declared a cash dividend on the Common Stock. The Company intends to retain future earnings to support the Company's growth. Any payment of cash dividends in the future will be dependent upon: the amount of funds legally available therefore; the Company's earnings; financial condition; capital requirements; and other factors which the Board of Directors deems relevant.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

     The following table sets forth as of May 1, 1998: (i) the name of each person who, to the knowledge of the Company, owned beneficially more than 5% of the Common Stock outstanding at such date; (ii) the name of each director;
(iii) the name of each of the executive officers; and (iv) the number of shares of Common Stock owned by each of such persons and all officers, directors and nominees as a group and the percentage of the outstanding shares represented thereby.

Name of Beneficial Owner/          # of Shares of Common     % of Beneficial
Identity of Group               Stock Beneficially          Ownership (1)

T.C. Equities, LTD                3,872,671                 68.76%

Charoltte House
Nassau Bahamas

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Aronson, Fetridge & Weigle, P.C., the Company's former independent public accountants, are not expected to be present at the Special Meeting having previously declined to renew their engagement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     As required by law, the Company files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information contain additional information about the Company. You can inspect and copy these materials at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza,
Washington, D.C. 20549, and at the following Regional Offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the Commission's public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 8, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT
IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER BUSINESS

     The Company knows of no other matter to be presented at the Special Meeting. However, if other matters should properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.


1998 ANNUAL MEETING OF STOCKHOLDERS

     The Company does not plan to hold an annual meeting of stockholders for 1998 unless the Merger is not consummated. If the Merger is not consummated, stockholder proposals must have been received by the Secretary of the Company no later than July 28, 1999 in order to be considered for inclusion in the proxy materials for the Company's next annual meeting of stockholders.

                              By Order of the Board of Directors,


                              President and Chief Executive Officer

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED FORM OF PROXY AND
RETURN IT IN THE ENCLOSED ENVELOPE





APPENDIX A
















AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT AND
 PLAN OF MERGER


UNICO INC.,
UNITED MARKETING SOLUTIONS INC.,
NEXT GENERATION MEDIA CORP. and
UNITED MARKETING MERGER CORP.

AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the
"Agreement") is dated the 30th day of December, 1998, among UNICO, Inc., a Delaware corporation ("Seller"), United Marketing Solutions Inc., a Virginia corporation formerly known as United Coupon Corporation ("UMSI"), Next Generation Media Corp., a Nevada corporation ("Buyer"), and United Marketing Merger Corp., a Virginia corporation ("Newco").

Recitals

A. Seller owns 100% of the issued and outstanding shares of the capital stock of UMSI.

B. Seller desires to sell, and Buyer desires to purchase, all of Seller's shares of capital stock of UMSI, for the consideration and upon the terms and subject to the conditions hereinafter set forth.

C. The parties desire that Newco shall be merged with and into UMSI (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger substantially in the form set forth in Annex A hereto (the "Plan of Merger").

D. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

E. The parties executed a Stock Purchase Agreement dated as of May 8, 1998 (the "Prior Agreement") and, since the date of the execution of the Prior Agreement, certain events have occurred that have rendered the Prior Agreement no longer reflective of the parties' desired method of consummating the Merger.

F. In light of the changes in circumstances and the desire among the parties to amend the Prior Agreement, the parties have executed this Agreement to provide for a more rapid conclusion of the transactions contemplated in the Prior Agreement and in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.     Purchase and Sale of Stock and Merger.

     1.1. Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, 1 share of common stock (the "UMSI Shares"), par value $20.00, of UMSI ("UMSI Common") representing 100% of the issued and outstanding capital stock of UMSI.

     1.2. Purchase Price. In exchange for the UMSI Shares, Buyer agrees to pay the Seller the purchase price in the form of (a) $172,664.50 in cash (the "Merger Consideration") which is equal to $0.10 multiplied by the number of shares of Unico Common Stock, par value $0.01 per share ("Unico Common") held by the holders of Unico Common ("Unico Common Holders") other than either T.C. Equities Ltd. or Next Generation Media Corp., (b) forgiveness of indebtedness in the amount of $175,500.00 owed by Seller to Buyer pursuant to Section 6.15.1 hereof (the "Debt Forgiveness"), and (c) $164,000.00 cash (the "Debt Pay-Off Consideration," and, together with the Merger Consideration and the Debt Forgiveness, the "Purchase Price") for the payment of debts of Seller to the extent that creditors of Seller (other than BancFirst, an Oklahoma banking corporation ("BancFirst")) do not consent to the assignment of such debt by Seller, the assumption of such debt by Buyer and the release of Seller in respect of such debt by such creditor.

     1.3. Payment of Purchase Price. The Purchase Price shall be payable as follows:

1.3.1. Buyer shall pay to the Seller the Merger Consideration upon the Closing (as defined herein).

          1.3.2.     Buyer shall pay Seller the Debt Pay-Off Consideration at
Closing.

     1.4. Closing. The closing of the purchase and sale of the UMSI Shares (the "Closing") shall take place at the offices of Williams & Connolly, Washington, D.C., as soon after the vote of the shareholders of Seller as is practicable (such date, the "Closing Date").

     1.5. Merger. UMSI and Newco are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the Virginia Stock Corporation Act, as amended (the "VSCA"). At the Effective Time (as defined herein):

          1.5.1. Newco shall be merged with and into UMSI in accordance with the applicable provisions of the VSCA, with UMSI being the surviving corporate entity (the "Surviving Corporation").

          1.5.2. The separate existence of Newco shall cease, and the Merger shall in all respects have the effect provided for in subsection 1.8.

          1.5.3. The Articles of Incorporation of UMSI at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

          1.5.4. The bylaws of UMSI at the Effective Time shall become the bylaws of the Surviving Corporation.

     1.6. Filing; Plan of Merger. The Merger shall not become effective unless this Agreement and the Plan of Merger are duly adopted by the respective boards of directors of the Constituent Corporations and approved by shareholders holding the requisite number of shares of Seller and each of the Constituent Corporations. Upon fulfillment or waiver of the conditions in
Section 5 and provided that this Agreement has not been terminated pursuant to
Section 6.2, the Constituent Corporations will cause the Plan of Merger to be certified, executed, acknowledged and filed with the Virginia Corporation Commission as provided in the VSCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of the Constituent Corporations and of Seller shall constitute adoption and approval of the Plan of Merger.

     1.7. Effective Time. The Merger shall be effective at the day and hour specified in the Articles of Merger (including the Plan of Merger) filed with the Virginia Corporation Commission (the "Effective Time").

     1.8. Effect of Merger. From and after the Effective Time, the Merger shall have the effect described in the VSCA. At the Effective Time, by virtue of the Merger and without any action on the part of Constituent Corporations, each share of the common stock of Newco issued and outstanding immediately prior to the Effective Time shall no longer be issued and outstanding, and each share of the UMSI Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding. The Surviving Corporation shall become, by virtue of the Merger and without any action on the part of the Constituent Corporations, a wholly-owned subsidiary of Buyer.

2. Representations and Warranties of Seller and UMSI. Seller and UMSI each represents and warrants to Buyer as follows:

     2.1. Capital Structure, Organization, Standing and Authority. The authorized capital stock of Seller consists of 20,000,000 shares of Unico Common, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Unico Preferred") of which Seller has one designated series (the "Unico Series C Preferred"). No other classes of capital stock of Seller are authorized. As of the date hereof, 5,631,817 shares of Unico Common and no other shares of capital stock of Seller are issued and outstanding. (The 428,185 shares of Unico Series C Preferred stock converted at a ratio of 1:4 to common stock as of August 1, 1998.) All outstanding shares of Unico Common have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.1 of the Prior Agreement, Seller has no warrants, options, rights, convertible securities and other arrangements or commitments that obligate it to issue or dispose of any of its capital stock or other ownership interests, and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock, or other securities or to pay cash (collectively, "Rights") authorized, issued or outstanding with respect to the capital stock of Seller. Holders of Unico Common do not have preemptive rights. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business in any other state of the United States or foreign jurisdiction where such failure would have a material adverse effect on the financial condition, results of operations, business or business prospects of Seller.

     2.2. Authorization; Validity and Effect of Transaction Documents. The execution and delivery of this Agreement and all other Transaction Documents (as defined herein) by Seller, and the consummation by it of the transactions contemplated hereby and thereby (the "Transactions"), have been duly authorized by all requisite corporate action (subject to receipt of approval of the Unico Common Holders of this Agreement and the Plan of Merger). This Agreement constitutes, and all other agreements and documents contemplated hereby (the "Transaction Documents"), which are to be executed and delivered by Seller, when executed and delivered pursuant hereto, will constitute the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms (subject to receipt of approval of the Seller's shareholders of this Agreement and the Plan of Merger). The execution and delivery of this Agreement and any other Transaction Document does not, and the consummation of the Transactions will not: (i) require the consent of any third party (other than the approval of the Seller's shareholders of this Agreement and the Plan of Merger and the consent of BancFirst), (ii) violate any statute or law or any rule, regulation, order, writ, injunction, arbitration award, or decree of any court, administrative or governmental agency, instrumentality, commission, authority, board or other body (a "Governmental Authority") or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority; (iii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest, encumbrance, assessment or adverse claim (a "Lien") upon any part of the property of Seller pursuant to any provision of, any material contract, indenture, mortgage, lease, license, Lien, or other agreement or instrument to which Seller is a party or by which it is bound, or (iv) violate or conflict with any provision of the bylaws or articles of incorporation of the Seller as amended to the date of this Agreement.

2.3. Ownership of Subsidiary. Seller's sole operating subsidiary is UMSI, a Delaware corporation. The authorized capital stock of UMSI consists of 100 shares of UMSI Common, par value $20.00 per share. No other classes of capital stock of UMSI are authorized. As of the date hereof, one share of UMSI Common is issued and outstanding, and no other shares of capital stock of UMSI are issued and outstanding. All outstanding shares of UMSI Common have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose. UMSI has no Rights authorized, issued or outstanding with respect to the capital stock of UMSI. Seller is the sole holder of 100% of the issued and outstanding capital stock of UMSI, free and clear of all Liens, encumbrances, charges, defaults, pledges or equitable interests other than the Lien of BancFirst. UMSI is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to carry on its business as it is currently being conducted in any other state of the United States or foreign jurisdiction where such failure would have a material adverse effect on the financial condition, results of operations, business or business prospects of
UMSI.
     2.4. Authorization; Validity and Effect of Transaction Documents - UMSI. The execution and delivery of this Agreement and all other Transaction Documents by UMSI, and the consummation by it of the Transactions have been duly authorized by all requisite corporate action. This Agreement and the Transaction Documents which are to be executed and delivered by UMSI, when executed and delivered pursuant hereto, will constitute the valid and legally binding obligations of UMSI, enforceable in accordance with their respective terms (subject to receipt of approval of the Unico Common Holders of this Agreement and the Plan of Merger). The execution and delivery of this Agreement and any other Transaction Document does not, and the consummation of the Transactions will not: (i) require the consent of any third party (other than the approval of Seller's shareholders of this Agreement and the Plan of Merger and the consent of BancFirst), (ii) violate any statute or law or any rule, regulation, order, writ, injunction, arbitration award, or decree of any Governmental Authority or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority; (iii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the property of UMSI pursuant to any provision of, any material contract, indenture, mortgage, lease, license, Lien, or other agreement or instrument to which UMSI is a party or by which it is bound, or
(iv) violate or conflict with any provision of the bylaws or articles of incorporation of UMSI as amended to the date of this Agreement.

     2.5. Assets and Contract Rights. Seller has no significant assets other than the UMSI Shares and its contract rights pursuant to this Agreement and the other Transaction Documents.

     2.6. Litigation. Other than as provided in Schedule 2.6 of the Prior Agreement as updated herewith, there are no actions, suits, investigations, inquiries or other proceedings with respect to Seller or UMSI involving claims by or against Seller or UMSI which are pending or threatened against any such entity, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality regarding Seller's ownership of the UMSI Shares, Seller's business or UMSI's business.

     2.7. Interested Party Transactions. No current or former officer, director, or shareholder of Seller, or any family member of any such natural person: (a) is owed or will be owed any debt by UMSI, either directly or indirectly; (b) is indebted or will be indebted to UMSI; or (c) is, directly or indirectly, interested in any contract of UMSI or any other entity now owning or which has owned in the past calendar year any assets of UMSI, other than Mr. Gerard Bernier, in respect of whom UMSI has executed an employment agreement and an in connection with a line of credit established for the benefit of UMSI.

2.8. Securities Filings; Statements True.

2.8.1. Seller has timely filed all reports, proxy statements, registration statements and all similar documents (the "Securities Documents") filed, or required to be filed, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Trust Indenture Act of
1939, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder (collectively, the "Securities Laws") since January 1, 1995, with the exception of Seller's annual report on Form 10-K for fiscal year 1997 that was filed with the SEC on April 16, 1998. Seller has provided to Buyer a true and complete copy of each Securities Document filed by Seller with the SEC that Seller was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities
Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.8.2. The consolidated balance sheets of Seller as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996 and 1995, as filed by Seller in Securities Documents and the consolidated balance sheets of Seller (including related notes and schedules, if any) and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) including in Securities Documents filed by Seller with respect to periods ended subsequent to December 31, 1997 (collectively, the "Financial Statements") fairly present or will fairly present, as the case may be, the consolidated financial position of Seller and UMSI as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with U.S. generally accepted accounted principles on a consistent basis.

          2.8.3. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Seller or UMSI contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.9 Adverse Change. Since December 31, 1997, Seller and UMSI have not incurred any liability except as disclosed in the most recent Seller Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition or results of operations of Seller or of UMSI. All liabilities (including contingent liabilities) of Seller and UMSI are disclosed in the most recent Financial Statements of Seller or were incurred in the ordinary course of business since the date of Seller's most recent Financial Statements.

     2.10. Loans. All of the loans on the books of Seller and UMSI are valid and properly documented, and were made in the ordinary course of business. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto. Attached at Schedule 2.10 of the Prior Agreement is (a) a summary of all outstanding material debt obligations of Seller including the name and address of each creditor, the outstanding principal and interest owed as of the date hereof and the material terms of such debt obligation, and (b) a copy of written evidence from BancFirst that BancFirst will not object to the Transactions, consents to the acquisition of UMSI by Buyer, releases Seller from its obligations in regard to its debt to BancFirst and agrees to the assumption by Buyer of such obligations in regard to the debt of Seller to BancFirst.

     2.11. Taxes. Other than as described on Schedule 2.11 of the Prior Agreement, Seller and UMSI have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the period covered by such returns and will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Closing Date. Neither Seller nor UMSI will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. All federal, state and local (and, if applicable, foreign) tax returns filed by Seller and UMSI are complete and accurate. Neither Seller nor UMSI is delinquent in the payment of any tax, assessment or governmental charge.

     2.12. Compliance with Laws. Each of Seller and UMSI is in compliance with all statutes and regulations, and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Seller nor UMSI has received notification (a) asserting a violation or possible violation of any such statute or regulation, (b) threatening to revoke any permit, license, registration or other government authorization, or
(c) restricting or in any way limiting its operations.

     2.13. No Brokers. Neither Seller nor UMSI has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer, Seller or UMSI to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions, and Seller is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions.

     2.14. Certain Information. When the proxy statement is mailed, and at the time of the meeting of Seller's shareholders to vote upon this Agreement and the Plan of Merger, the proxy statement and all amendments and supplements thereto, with respect to all information set forth therein provided by Seller,
(a) shall comply with the applicable provisions of the Securities Laws and (b) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

     2.15. Insurance. Set forth in Schedule 2.15 of the Prior Agreement is a complete list of insurance policies that Seller maintains with respect to itself and/or UMSI, together with a copy of the declarations page of each such policy setting forth, with respect to each policy, the amount and type of coverage, limits and deductibles, inception and expiration dates and insurance carrier. Such policies are in full force and effect.

     2.16 Employees. Set forth in Schedule 2.16 of the Prior Agreement is an accurate and complete list of the names of all persons employed by UMSI ("Employees") as of its date, together with the following information with respect to each Employee: base compensation and department. Except as set forth in Schedule 2.16, neither Seller nor UMSI has promised or agreed to give any Employee a pay raise or any additional compensation other than with respect to a review in the ordinary course of business consistent with past practice.
Schedule 2.16 also sets forth the names of all Employees with whom Seller or UMSI has entered into an employment agreement and/or a non-compete agreement, as well as the material terms of any such agreement.

     2.17 Employee Benefit Plans; ERISA Compliance. With respect to each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and every other fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, sickness or disability, severance or separation, restricted stock or other employee benefit plan, policy or arrangement, whether written or oral, maintained or contributed to within the last five years by UMSI or by a Common Control Entity (as defined below) for the benefit of Employees or former employees or under which UMSI has or may have any liability or obligation (the "Benefit Plans") maintained by UMSI or any corporation or other trade or business under common control with UMSI (as determined under Section 414(b) or (c) of the Code, a "Common Control Entity"): (i) there is no actual or contingent liability under Title IV of ERISA or the Code to any person or entity, including the Pension Benefit Guaranty Corporation, the IRS, any such plan or the participants (or their beneficiaries) in any such plan; (ii) the assets of UMSI have not been subject to a lien under ERISA or the Code; and
(iii) there is no basis for such liability or the assertion of any such lien with respect to the assets of UMSI as the result of or after the consummation of the transactions contemplated by this Agreement. UMSI and each Common Control Entity has at all times complied with the continuation of coverage requirements of Section 601 through 609 of ERISA and Section 4980B of the Code ("COBRA"). No Benefit Plan provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to Employees or former employees after their retirement or other ermination of employment from UMSI (other than continuation coverage required under COBRA which may be purchased at the sole expense of the employee or former employee).

     2.18. Employee Relations. For the past three years, neither Seller nor UMSI has engaged in any unfair labor practice with respect to any Employees or former employees; no unfair labor practice complaint has been brought or is pending before the National Labor Relations Board with respect to any Employees or former employees; there has been no labor strike, dispute, slowdown or stoppage involving any Employees or former employees, nor is there any now pending or threatened; no representation question has been raised or now exists respecting Employees or former employees; neither Seller nor UMSI has been notified of any material grievance, and no arbitration proceeding arising out of or under any collective bargaining agreement has been brought or is pending with respect to any Employees or former employees; and neither Seller nor UMSI has been or is a party to any collective bargaining agreement.

     2.19. Suppliers. Except as set forth in Schedule 2.19, no supplier of the Seller or UMSI has, in the six months prior to the date hereof, given written notice to Seller or UMSI to cancel or otherwise terminate or reduce, or given such notice orally or threatened to cancel, terminate or reduce, its relationship with Seller or UMSI other than in the ordinary course of business consistent with past experience.

     2.20 Environmental Laws. Neither Seller nor USMI has received any notification that: Hazardous Materials (as defined below) have been generated, used, treated or stored at, or transported to or from, any real property used in UMSI's business; Hazardous Materials have been released or disposed of on any such property; or Seller or UMSI is not in compliance with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any such property, nor have any of the foregoing events occurred. There are no pending or threatened claims, suits, demands, investigations, proceedings or other actions relating to any Environmental Law with respect to any such property. For purposes of this Agreement, "Environmental Laws" shall mean any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, permit, policy or order now in effect and in each case as amended to date and any judicial or administrative interpretation thereof relating to Hazardous Materials, environmental matters, the protection of public health and safety from environmental or health concerns or otherwise relating to environmental conditions; and "Hazardous Materials" shall mean all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any Environmental Laws.

     2.21. No Misrepresentation or Omission. No representation or warranty by Seller or UMSI in this Section 2 or in any other section of this Agreement, or in any certificate or other document furnished or to be furnished by Seller or UMSI pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     2.22. Merger Consideration. Seller represents and warrants that it shall use the Merger Consideration, after payment of any indebtedness not assigned to and assumed by Buyer for which the creditor shall also release Seller from such obligation, to pay a special dividend to the holders of its common stock, provided, however, that Seller shall not pay any portion of such Merger Consideration to T.C. Equities, Ltd. with respect to common stock of Seller held by T.C. Equities, Ltd.

The representations and warranties of Seller and UMSI set forth above (other than in Sections 2.1., 2.2., 2.3., 2.4. and 2.8.) shall survive the Closing for a period of three years. The representations and warranties of Seller and UMSI set forth in Sections 2.1., 2.2., 2.3., 2.4. and 2.8.), and the covenants of Seller and UMSI set forth herein shall survive the Closing indefinitely.

3. Representations and Warranties of Buyer. Buyer and Newco each represents and warrants to Seller as follows:

     3.1. Capital Structure, Organization, Standing and Authority. The authorized capital stock of Buyer consists of 50,000,000 shares of NexGen Common, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share ("NexGen Preferred") of which Buyer has designated two series, the "Series A Preferred Stock" and the "Series B Preferred Stock." No other classes of capital stock of Seller are authorized. As of the date hereof, 3,397,071 shares of NexGen Common, 250,000 shares of Series A Preferred Stock and 70,000 shares of Series B Preferred Stock are issued and outstanding, and no other shares of capital stock of Buyer are issued and outstanding. All outstanding shares of NexGen Common and NexGen Preferred have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.1 of the Prior Agreement, Buyer has no Rights authorized, issued or outstanding with respect to the capital stock of Buyer other than certain rights with regard to certain financing transactions relating to this Agreement attached hereto as Schedule 3.1(A). Holders of NexGen Common do not have preemptive rights. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer owns all of the issued and outstanding shares of capital stock of Newco.

     3.2. Authorization; Validity and Effect of Transaction Documents. The execution and delivery of this Agreement and all other Transaction Documents by each of Buyer and Newco, and the consummation by it of the Transactions, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all other Transaction Documents to be executed and delivered by Buyer, when executed and delivered pursuant hereto, will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, (i) require the consent of any third party, (ii) violate any statute or law or any rule, regulation, order, writ, injunction, arbitration award or decree of any Governmental Authority or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, (iii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the property of Buyer pursuant to any provision of, any material contract, indenture, mortgage, lease, license, Lien, or other agreement or instrument to which Buyer is a party or by which it is bound, or
(iv) violate or conflict with any provision of the bylaws or articles of incorporation of Buyer, as amended to the date of this Agreement.

     3.3 Investment Intent. Buyer is acquiring the UMSI Shares for Buyer's own account for investment with no present intention of distributing or reselling any such Shares with a view to any distribution within the meaning of the Securities Act, and Buyer will not, directly or indirectly, voluntarily offer, sell, pledge or otherwise dispose of (or solicit any offers to purchase or otherwise acquire or take a pledge of) any UMSI Shares, except as ontemplated by the Pledge Agreement, unless (i) registered pursuant to the provisions of the Securities Act or (ii) an exemption from registration is available under the Securities Act.

     3.4. Litigation. There are no actions, suits, investigations, inquiries or other proceedings with respect to Buyer or Newco involving claims by or against Buyer or Newco which are pending or threatened against any such entity, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality regarding Buyer's or Newco's business. 3.5 Securities Filings; Statements True.

3.5.1. Buyer has filed all Securities Documents filed, or required to be filed, pursuant to the Securities Laws since February 6, 1997 with the exception of a quarterly report to be filed for the second quarter of 1998 which shall be filed together with its quarterly report for the third quarter of 1998 with the SEC prior to the Closing. Buyer has provided or will provide prior to the Closing to Seller a true and complete copy of each Securities Document filed by Buyer with the SEC that Buyer was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5.2. The consolidated balance sheet of Buyer as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for the year ended December 31, 1997, as filed by Buyer in Securities Documents and the consolidated balance sheets of Buyer (including related notes and schedules, if any) and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) including in Securities Documents filed by Buyer with respect to periods ended subsequent to December 31, 1997 (collectively, the "Financial Statements") fairly present or will fairly present, as the case may be, the consolidated financial position of Buyer as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with U.S. generally accepted accounted principles on a consistent basis.

3.5.3. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Buyer contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.6 Adverse Change. Since December 31, 1997, Buyer has not incurred any liability except as disclosed in the most recent Buyer Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition or results of operations of Buyer. All liabilities (including contingent liabilities) of Buyer are disclosed in the most recent Financial Statements of Buyer or were incurred in the ordinary course of business since the date of Buyer's most recent Financial Statements.

     3.7. Taxes. Buyer's sole operating subsidiary, Independent News Inc. ("INI"), has timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by it and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the period covered by such returns and will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Closing Date. Buyer will not have any liability for any such taxes or in excess of the amounts so paid or reserves or accruals so established. All federal, state and local (and, if applicable, foreign) tax returns filed by Buyer are complete and accurate. INI and, to the best of Buyer's knowledge, Buyer are not delinquent in the payment of any tax, assessment or governmental charge.

     3.8. Compliance with Laws. Buyer is in compliance with all statutes and regulations, and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and Buyer has not received notification (a) asserting a violation or possible violation of any such statute or regulation, (b) threatening to revoke any permit, license, registration or other government authorization, or (c) restricting or in any way limiting its operations.

     3.9. No Brokers. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer, Seller or UMSI to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions, and Buyer is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions.

     3.10. Certain Information. When the proxy statement is mailed to Seller's shareholders, and at the time of the meeting of Seller's shareholders to vote upon this Agreement and the Plan of Merger, the proxy statement and all amendments and supplements thereto, with respect to all information set forth therein provided by Buyer (a) shall comply with the applicable provisions of the Securities Laws and (b) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

     3.11 Material Contracts. Set forth in Schedule 3.11 of the Prior Agreement is a list of all material contracts entered into by Buyer since February 6, 1997 other than those agreements and contracts listed on Schedule 3.1(A) hereto. Buyer has furnished to Seller copies of all material contract listed on Schedule 3.11 of the Prior Agreement prior to the execution of this Agreement.

          a. INI Acquisition. All obligations of Buyer in connection with its acquisition of the business of its subsidiary INI shall have been fully performed and no conditions to such acquisition, either precedent or subsequent, shall remain unsatisfied.

     3.12. Employee Relations. Buyer has not engaged in any unfair labor practice with respect to any Employees or former employees; no unfair labor practice complaint has been brought or is pending before the National Labor Relations Board with respect to any Employees or former employees; there has been no labor strike, dispute, slowdown or stoppage involving any Employees or former employees, nor is there any now pending or threatened; no representation question has been raised or now exists respecting Employees or former employees; Buyer has not been notified of any material grievance, and no arbitration proceeding arising out of or under any collective bargaining agreement has been brought or is pending with respect to any Employees or former employees; and Buyer has not been or is not a party to any

     3.14. Suppliers. No supplier of the Buyer has, in the six months prior to the date hereof, given written notice to Buyer to cancel or otherwise terminate or reduce, or given such notice orally or threatened to cancel, terminate or reduce, its relationship with Buyer other than in the ordinary course of business consistent with past experience.

     3.15 Environmental Laws. Buyer has not received any notification that: Hazardous Materials have been generated, used, treated or stored at, or transported to or from, any real property used in Buyer's business; Hazardous Materials have been released or disposed of on any such property; or Buyer is not in compliance with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any such property, nor have any of the foregoing events occurred. There are no pending or threatened claims, suits, demands, investigations, proceedings or other actions relating to any Environmental Law with respect to any such property.

     3.16. No Misrepresentation or Omission. No representation or warranty by Buyer in this Section 3 or in any other Section of this Agreement, or in any certificate or other document furnished or to be furnished by Buyer pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

The representations and warranties of Buyer and Newco set forth above (other than in Sections 3.1., 3.2. and 3.5.) shall survive the Closing for a period of three years. The representations and warranties of Buyer and Newco set forth in Sections 3.1., 3.2., and 3.5.), and the covenants of Buyer and Newco set forth herein shall survive the Closing indefinitely.

4.   Other Covenants and Agreements.

     4.1.  Reserved.

     4.2.  Reserved.

     4.3.  Reserved.

     4.4.  Taxes and Expenses.

     4.4.1. Seller covenants and agrees to pay any and all taxes on the transfer to Buyer of the UMSI Shares. Except as otherwise specifically provided for in this Agreement, Seller will assume and pay all costs, liabilities and other obligations incurred by Seller in connection with the performance of and compliance with all Transactions and other agreements and conditions contained in this Agreement and the other Transaction Documents to be performed or complied with by Seller, including legal and accounting fees. To the extent that such costs, together with other cost, liabilities and other obligations of Seller are not paid by Seller in the ordinary course and exceed the Debt Pay-Off Consideration, such excess costs shall become an obligation of the Buyer.

     4.4.2. Except as otherwise specifically provided for in this Agreement, Buyer will assume and pay all costs, liabilities and other obligations incurred by Buyer in connection with the performance of and compliance with all Transactions and other agreements and conditions contained in this Agreement and the other Transaction Documents to be performed or complied with by Buyer, including legal and accounting fees.

     4.5.  Proprietary Information.

          4.5.1. Seller covenants and represents that from and after the Closing, Seller and its affiliates will not have any interest in, or claim to, any patents, trademarks, trade names, service marks, copyrights or applications therefor, or licenses to use any of the foregoing, or designs, methods, inventories or know-how related thereto (collectively "Business Property Rights") owned or held by UMSI, and all such Business Property Rights which are necessary to, or used in the conduct of UMSI's business, and all knowledge or information of a confidential nature acquired at or before the Closing Date with respect to the UMSI and its business will be held in confidence by Seller and will not be disclosed or made public, except for the benefit of Buyer or UMSI, or made use of by or through Seller, directly or indirectly.

          4.5.2. Seller, on its own behalf and on behalf of its affiliates, acknowledges that a breach of subsection 4.5.1. hereof would cause irreparable damage to Buyer, and in the event of Seller's actual or threatened breach of the provisions of subsection 4.5.1. hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining such Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages.

     4.6. Operation of the Business. Except as contemplated herein or as otherwise consented to by Buyer in writing, prior to the Closing Seller will, and will cause UMSI to:

     4.6.1. Use its best efforts to keep UMSI intact and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the business of UMSI as with the business;

     4.6.2. Not take any action that could result in the breach of any of the representations, warranties or covenants of Seller or UMSI pursuant to this Agreement, or that could cause any of the representations, warranties or covenants of Seller or UMSI not to be true and correct in all material respects immediately after such action or on the Closing Date; and

      4.6.3. Recommend to the Unico Common Holders to vote in favor of the Merger which will result in the sale of the UMSI Shares, Seller's sole significant asset.

     4.7. Access for Due Diligence Investigation. To the extent within Seller's and Buyer's ability and control, each of the parties hereto have afforded, and until the Closing, shall continue to afford, to the other parties hereto and their respective representatives (including, without limitation, directors, officers, employees, investment bankers, accountants, counsel, and other advisors) full access during normal business hours to all of the assets, books, and records of such party and such other information with regard to such party as any other party hereto may from time to time request, and to make copies of such books, records and other documents and to discuss the business of such party with such persons (including, without limitation, directors, officers, employees, accountants, counsel, suppliers, customers and creditors) as each of the other parties hereto deems necessary or appropriate for making a due diligence investigation of the other parties hereto. Buyer and Seller shall coordinate contact with third parties concerning their due diligence investigations.

     4.8.  Notification of Certain Events.

          4.8.1. Each party shall give prompt notice to the other parties hereto of (i) the occurrence, or failure to occur, of any event that could cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or which if known as of the date hereof would have been required to be disclosed to the other parties hereto, and (ii) any failure of such party to comply with any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement.

          4.8.2. Each party shall give prompt notice to the other parties hereto of any determination by it that an event described in clause 4.8.1.(i) or (ii) could reasonably be expected to interfere with the Closing on the scheduled Closing Date.

     4.9. Permits and Consents. Seller and Buyer agree to cooperate and use their best efforts to obtain any license, permit, authorization or approval (a "Permit"), and to make any registration, declaration, or filing, required to be obtained or made with any Governmental Authority or any other person or entity, to consummate the Transactions. This covenant shall survive the Closing.

     4.10. UCC and Lien Searches. Buyer shall, at its sole cost and expense, obtain copies of written reports of UCC and judgment lien searches in each jurisdiction in which Seller or UMSI is organized or in which assets thereof are located, such reports to be dated within ten days of the Closing Date. Seller and UMSI represent and warrant that all of the assets of Seller and UMSI are located in Fairfax County, Virginia.

     4.11. Seller Shareholder Meeting; Proxy Statement. As promptly as practicable after the date hereof, Seller shall prepare and file a proxy statement with the SEC. Buyer will furnish to Seller upon request the information required to be included in the proxy statement with respect to the business and affairs of Buyer before it is filed with the SEC. Seller and Buyer shall use their best efforts in responding to any inquiries concerning the proxy statement from the SEC prior to mailing such proxy statement to the Seller's shareholders. Seller shall cause the proxy statement to be mailed to and call for a vote of its shareholders of record in accordance with all applicable notice requirements under the Securities Laws and the Delaware General Corporation Law.

5.   Conditions of Closing.

     5.1 Buyer's and Seller's Conditions of Closing. The obligation of Buyer to purchase and pay for the UMSI Shares, and the obligation of Seller to sell the UMSI Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

          5.1.1. Any and all Permits from third parties and Governmental Authorities required to consummate the Transactions shall have been obtained.

          5.1.2. No suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the Transactions or which could reasonably be expected to adversely affect the ability of Buyer to consummate such Transactions.

          5.1.3. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions or any of them not be consummated as so provided, or imposing any material conditions on the consummation of such Transactions by Seller or Buyer.

          5.1.4. The parties hereto shall have executed and delivered to the other parties hereto all other Transaction Documents and shall have received and delivered to the other parties the following documents:

               a. Written evidence by Buyer of the consummation of its acquisition of 100% of the subordinated debt of Seller and the Unico Series C Preferred, and contemporaneous cancellation of the subordinated debt of Seller to Buyer and waiver of all rights of the Unico Series C Preferred other than voting and conversion rights;

               b. Written evidence from BancFirst that BancFirst will not object to the Transactions, consents to the acquisition of UMSI by Buyer, releases Seller from its obligations in regard to its debt to BancFirst and agrees to the assumption by Buyer of such obligations in regard to the debt of Seller to BancFirst;

               c. A stock purchase and shareholder agreement between Messrs. Joel Sens ("Sens") and Gerard Bernier ("Bernier") providing for, among other things, an agreement between Sens and Bernier concerning the structure of Buyer's board of directors upon consummation of the Transactions;

               d. Employment agreements between Bernier and each of Buyer and the Surviving Corporation for the appointment of Bernier as CEO of each such corporation;

               e. A consulting agreement between Buyer and Sens providing for the engagement of Sens as a consultant to Buyer;

               f. Stock option agreements between Buyer and each of Sens and Kenneth Brochin ("Brochin") providing for 150,000 stock options, exercisable at $0.50 per share for a term of ten years from the date of their issuance to acquire one share per option of NexGen Common, for each of Sens and Brochin;

               g. A stock purchase agreement among Buyer, Bernier, Gerald Bomstad ("Bomstad") and Leon Zajdel ("Zajdel") providing for the exchange of Unico Common of each of Bernier, Bomstad and Zajdel for shares of NexGen Common;

h. The cancellation of certain indebtedness of the Buyer to certain shareholders of Buyer, and the cancellation of certain indebtedness of certain shareholders of Buyer to Buyer;

               i. Evidence of the reservation of 150,000 shares of NexGen Common by Buyer's board of directors for awards to key employees of Buyer and/or UMSI by Buyer's board of directors; and

               j. Evidence of a restructuring of Buyer's loan from KeyBank National Association to extend repayment past January 1, 2000, and Buyer shall undertake its best efforts to reduce substantially the debt prior to maturity.

          5.1.5. The shareholders of Seller shall have approved the Transactions through a shareholder vote.

5.2. Buyer's Conditions of Closing. The obligation of Buyer to purchase and pay for the UMSI Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

     5.2.1. All representations and warranties of Seller and UMSI contained in this Agreement and the other Transaction Documents shall be true and correct at and as of the Closing Date, Seller shall have performed all agreements and covenants and satisfied all conditions on its part required to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of the Seller dated the Closing Date to such effect.

          5.2.2. Seller shall have delivered to Buyer certificates of each of Seller's and UMSI's corporate Secretary certifying:

               (i) Resolutions of its Board of Directors authorizing execution and delivery of this Agreement and the other Transaction Documents and the performance of all Transactions; and

                (ii) The incumbency of its officers executing this Agreement and all other Transaction Documents executed on Seller's behalf.

          5.2.3. Seller shall have delivered to Buyer certificates of the Secretary of State of Delaware and the Virginia Corporation Commission certifying as of a date reasonably close to the Closing Date that each of Seller and UMSI, respectively, has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

          5.2.4. Seller shall have delivered the stock and minute book of UMSI and the written resignations, effective on the Closing Date, of all members of the Board of Directors and duly elected as directors and officers of UMSI.

          5.2.5. Seller shall have delivered to Buyer certificates and other instruments representing all the UMSI Shares issued and outstanding, duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank or in favor of Buyer), together with all other documents necessary or appropriate to validly transfer the UMSI Shares to Buyer free and clear of all Liens.

          5.2.6. There shall not have occurred any material adverse change in the business, client relations, operations, properties, prospects, assets or condition of UMSI, and no event shall have occurred or circumstance shall exist that has specific application to UMSI (other than general economic or industry conditions) that could reasonably be expected to result in such a material adverse change.

     5.3. Seller's Conditions of Closing. The obligation of Seller to sell the UMSI Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

          5.3.1. All representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall be true and correct at and as of the Closing Date, Buyer shall have performed all agreements and covenants and satisfied all conditions on its part required to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Seller shall have received a certificate of Buyer dated the Closing Date to such effect.

          5.3.2. Buyer shall have delivered to Seller a certificate of its corporate Secretary certifying:

               (i) Resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

               (ii) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

          5.3.3. Buyer shall have delivered the Merger Consideration and the Debt Pay-Off Consideration as provided for in Section 1.2 herein on the Closing Date, together with satisfactory evidence of the Debt Forgiveness as provided for in Section 1.2 herein, collectively constituting the Purchase Price.

          5.3.4. Buyer shall have adopted bylaws in the form attached hereto as Exhibit 5.3.4.

          5.3.5. Buyer shall, as soon as practical after the date hereof but no later than December 31, 1998, enter into a stock purchase agreement, in satisfaction of Seller's indebtedness to Buyer, and Seller shall issue 1,800,000 shares of UNICO Common to T.C. Equities, Ltd. in satisfaction thereof.

          5.3.6. Seller, Seller's associates and NexGen, as those parties are defined in that certain Amended and Restated Stock Purchase and Shareholder Agreement of even date herewith, shall have fully performed each and all of their obligations set forth in such agreement including, but not limited to, performance of those specific items set forth in Exhibit C thereto.

6.   Miscellaneous.

     6.1. Notice. Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telegram (with messenger service specified), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder.

          (a)  If to Buyer, at:

               Next Generation Media Corp.
               900 North Stafford, Suite 2003
               Arlington, VA  22203
               Telecopy:  (703) 516-9888

               With a copy (which shall not constitute
                notice) to:

               Jonathan P. Graham, Esq.
               Williams & Connolly
               725 12th Street, N.W.
               Washington, D.C.  20005
               Telecopy:  (202) 434-5029

          (b)     If to Seller, at:

               UNICO, Inc.
               8380 Alban Road
               Springfield, VA  22150
               Telecopy:  (703) 913-0425

               With a copy (which shall not constitute
                notice) to:

               Matthew A. Clary III, Esq.
               Holland & Knight LLP
               3110 Fairfax Park Drive, Suite 900
               Falls Church, VA  22042
               Telecopy:  (703) 645-8610

Notice shall be effective immediately upon personal delivery or telecopy, seven
(7) business days after deposit in the mail, or one (1) business day after deposit with a telegraph company or overnight courier service.

     6.2.     Termination.

          6.2.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing by mutual written agreement of the parties. Without the mutual written agreement of the parties hereto, this Agreement will terminate on January 31, 1999.

     6.2.2.    Termination for Breach.

               (i) Termination By Buyer. If there has been a material breach by Seller or UMSI of any of Seller's or UMSI's agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, then Buyer may, by written notice to Seller at any time prior to the Closing that such breach is continuing, terminate this Agreement with the effect set forth in Section 6.2.2. (iii) hereof.

               (ii) Termination By Seller. If there has been a material breach by Buyer of any of Buyer's agreements, representations or warranties contained in this Agreement which has not been waived in writing by Seller, then Seller may, by written notice to Buyer at any time prior to the Closing that such breach is continuing, terminate this Agreement with the effect set forth in Section 6.2.2. (iii).

               (iii) Effect of Termination. Termination of this Agreement pursuant to this Section 6.2.2. shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has breached or failed to perform any of the representations, warranties, covenants, or agreements of this Agreement prior to termination hereof.

     6.3 Disclosures and Announcements. Both the timing and the content of all disclosures to third parties (other than disclosures to agents acting on behalf of Buyer or Seller for purposes of conducting their respective due diligence investigation) and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects until the Closing following which the specific terms of the Transaction Documents shall remain confidential between the parties, except to the extent that disclosure of such terms is required under applicable laws or regulations.

     6.4. Further Assurances. Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purpose of this Agreement and the other Transaction Documents and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder and thereunder.

     6.5. Binding Effect; No Assignment. This Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, no party shall assign any of its rights or delegate any of its obligations under any Transaction Document without the prior written consent of the other parties thereto, which may be withheld at their respective discretion.

     6.6. Entire Agreement. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with regard to their respective subject matters and supersede any and all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement or any other Transaction Document nor any waiver of any provision hereof or thereof shall be made except in writing executed by all parties hereto or thereto.

     6.7.  Governing Law.  THIS AGREEMENT AND THE OTHER TRANSACTION
DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE
WITH THE INTERNAL LAWS OF THE STATE OF VIRGINIA, WITHOUT REGARD
TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
Each of the parties hereto (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in the state courts of Virginia or in the United States District Court for the Eastern District of Virginia, (b) waives any objection which such party may have now or hereafter to the venue of any such suit, action or proceeding, and
(c) irrevocably consents to the jurisdiction of the state courts of Virginia and the United States District Court for the Eastern District of Virginia in any such suit, action or proceeding. Each party further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon such party mailed by certified mail to the party's address specified pursuant to Section 6.1 will be deemed in every respect effective service of process upon such party in any such suit, action or proceeding.

     6.8. Survival. All representations, warranties, covenants and agreements made by the parties to this Agreement and the other Transaction Documents shall survive the execution of this Agreement and the Closing. Notwithstanding any investigation conducted before the date of this Agreement or the Closing, or the decision of any party to execute this Agreement or proceed to Closing, each party shall be entitled to rely on the representations and warranties of the other party set forth herein or in any other Transaction Document.

     6.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     6.10. Interpretation. No provision of this Agreement or any other Transaction Document shall be interpreted or construed against any party because that party or its legal representative drafted such provision. The titles of the paragraphs of this Agreement and other Transaction Documents are for convenience of reference only and are not to be considered in construing this Agreement or the relevant Transaction Document. For all purposes of this Agreement and the other Transaction Documents, unless the context otherwise requires or as otherwise expressly provided, (a) all defined terms shall include both the singular and the plural forms thereof; (b) reference to any gender shall include all other genders; (c) all references to words such as "herein", "hereof", and the like shall refer to this Agreement as a whole and not to any particular Article or Section within this Agreement; (d) the term "include" means "include without limitation"; and (e) the term "or" is intended to include the term "and/or".

     6.11. No Waiver; Remedies Cumulative. No waiver by any party hereto of any one or more defaults by any other party or parties in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

     6.12. Incorporation of Exhibits. All exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     6.13. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the parties hereto shall amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

     6.14. Stand Still. Except with the written consent of both Buyer and Seller, each of the parties hereto, covenants that between the date hereof and the Effective Time, other than as provided for in the Transaction Documents, neither it nor any of its subsidiaries shall:

          a. carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new subsidiary or engage in any new activity;

          b. declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

          c.     issue any shares of its capital stock;

          d. issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          e. amend its articles of incorporation or bylaws; impose or permit imposition of any lien, charge or encumbrance on any share of stock held by it in any subsidiary, or permit such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

          f. merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

          g. fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

          h. increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees;

          i. enter into any material agreement, arrangement or commitment not made in the ordinary course of business;

          j. dispose of any material assets other than in the ordinary course of business; or

          k.     agree to do any of the foregoing.

6.15 Execution Date.

6.15.1 Seller acknowledges that, pursuant to the Prior Agreement, Buyer has made advances to Seller in the amount of $175,500 for working capital, payment of creditors and other purposes. Seller and Buyer agree that on the Closing Date, Buyer shall forgive this indebtedness to Seller and such forgiveness of indebtedness shall be included in the Purchase Price.

6.15.2 Seller acknowledges that, in addition to the advances made pursuant to
Section 6.15.1 hereof, Buyer has made advances to Seller in the amount of $170,000 for working capital, payment of creditors and other purposes since the execution of the Prior Agreement. Seller shall enter into a stock purchase agreement as soon as practical after the date hereof and on or before December 31, 1998, whereby, in satisfaction of this obligation to Buyer and in consideration of Buyer's obligation to make certain other advances to Seller on or before December 31, 1998, Seller shall sell 1,800,000 shares of Unico Common to T.C. Equities, Ltd.

     [Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.


                              NEXT GENERATION MEDIA
                               CORP. (BUYER)


                              By:___________________________
                                 Lawrence Grimes
                                 President


UNITED MARKETING MERGER
 CORP. (NEWCO)


                              By:___________________________
                                 Lawrence Grimes
                                 President


UNICO, INC. (SELLER)


                              By:___________________________
                                 Shane H. Sutton
                                 President


UNITED MARKETING SOLUTIONS INC.
(UMSI)


                              By:___________________________
                                 Gerard Bernier
                                  President




ANNEX A


PLAN OF MERGER
OF
UNITED MERGER INC.
WITH AND INTO
UNITED MARKETING SOLUTIONS INC.

     Section 1.     Corporations Proposing to Merger and Surviving Corporation.

United Marketing Merger Corp., a Virginia corporation ("Newco") shall be merged (the "Merger") with and into United Marketing Solutions Inc., a Virginia corporation ("UMSI"), pursuant to the terms and conditions of this Plan of Merger and of the Amended and Restated Stock Purchase Agreement dated as of December __, 1998 (the "Agreement"), by and among Next Generation Media Corp., a Nevada Corporation and parent corporation of Newco ("Buyer"), Unico Inc., a Delaware corporation and parent corporation of UMSI ("Seller"), UMSI and Newco. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Clerk of the State Corporation Commission of the Commonwealth of Virginia. UMSI shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Newco shall cease.

     Section 2. Effects of the Merger. The Merger shall have the effect set forth in section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

     Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of UMSI as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the VSCA.

     Section 4. Conversion of Shares. At the Effective Time, each share of the common stock of UMSI issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and each share of the common stock of Newco issued and outstanding immediately prior to the Effective Time shall cease to continue to be issued and outstanding.

     Section 5. Merger Consideration. The merger consideration shall be paid in the form of (a) $172,664.50 in cash (the "Merger Consideration") which is equal to $0.10 multiplied by the number of shares of Unico Common Stock, par value $0.01 per share ("Unico Common") held by the holders of Unico Common ("Unico Common Holders") other than either T.C. Equities Ltd. or Next Generation Media Corp., (b) forgiveness of indebtedness in the amount of $175,500.00 owed by Seller to Buyer pursuant to Section 6.15.1 hereof (the "Debt Forgiveness"), and (c) $164,000.00 cash (the "Debt Pay-Off Consideration") for the payment of debts of Seller to the extent that creditors of Seller (other than BancFirst, an Oklahoma banking corporation) do not consent to the assignment of such debt by Seller, the assumption of such debt by Buyer and the release of Seller in respect of such debt by such creditor. The Debt Pay-Off Consideration shall be paid to extinguish any unassigned debt obligations of Unico to permit a special dividend of the Merger Consideration to the Unico Common Stock Holders other than either T.C. Equities Ltd. or Next Generation Media Corp.

     Section 6. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that: (i) any such amendment is approved by the Board of Directors of UMSI and Newco; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of UMSI and the shareholders of Seller shall have any of the effects specified in section 13.1-718.1 of the VSCA without the approval of the shareholders affected thereby.

[SIGNATURES APPEAR ON NEXT PAGE]



     The undersigned, Presidents of each of UMSI and Newco, declare that the facts herein stated are true as of _________________, 1998.

                              UNITED MARKETING SOLUTIONS INC.


                              By:___________________________________
                              Name:  Gerard Bernier
                              Title:  President


                              UNITED MARKETING MERGER CORP.


                              By:___________________________________
                              Name:  Lawrence Grimes
                              Title:  President



APPENDIX B

Existing Bylaw Provision

Section 3.16. Consent of Stockholders in Lieu of Meeting. The Stockholders may take any action which they could take at any annual or special meeting without a meeting, prior notice and a vote only if all of the holders of outstanding stock sign a unanimous consent in writing, setting forth the action taken.

Proposed Bylaw Provision

Section 3.16. Consent of Stockholders in Lieu of Meeting. The Stockholders may tan any action which they could take at any annual or special meeting without a meeting, prior notice and a vote, if the holders of outstanding stock having not less than the minimum votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, sign a consent in writing, setting forth the action.


WAS1-392126



UNICO, INC.

8380 ALBAN ROAD
SPRINGFIELD, VIRGINIA 22150

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Phil Trigg proxy of the undersigned, with full power of substitution, to represent and to vote, as designed hereby, all shares of shares of UNICO, Inc. held of record by the undersigned on December 31, 1998 at the adjouned Annual Meeting of Stockholders to be held on January 29, 1999.

Name of Stockholder         Date:_________________________

TOTAL SHARES                SIGNATURE:____________________

            SIGNATURE IF JOINTLY HELD:____________________

Please sign exactly as name or names appear to the left. When signing as Trustee, Executor, Administrator, Officer of a Corporation or Partner of a Partnership, give title as such.
PLEASE VOTE.  YOU MUST SIGN, DATE AND RETURN YOUR PROXY FOR IT TO BE VOTED.

__________________________________________________________________________
THIS PROXY WHEN PROPERLY EXECTED WILL BE VOTED AS SPECIFIED BELOW. IF EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSALS.

The Board of Directors recommends a vote for the following proposals:

1.     To vote for the UMSI Stock Sale

       FOR_____  AGAINST_____ ABSTAIN_____

2.     To vote for the amendment to the Company's Bylaws

       FOR_____  AGAINST_____ ABSTAIN______

Please mark, sign and date (on the other side), and return this Proxy card promplty, using the enclosed envelope.





UNICO, INC.

8389 ALBAN ROAD
SPRINGFIELD, VIRGINIA 22150

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Phil Trigg proxy of the undersigned, with full power of substitution, to represent and to vote, as designed hereby, all shares of UNICO, Inc. held of record by the undersigned on December 31, 1998 at the adjourned Annual Meeting of Stockholders to be held on January 29, 1999.

Name of Stockholder               Date:_____________________

TOTAL SHARES                 Signature:_____________________

             Signature if jointly held:_____________________

Please sign exactly as name or names appear to the left. When signing as Trustee, Executor, Administrator, Officer of a Corporation or Partner of a Partnership, give title as such.
PLEASE VOTE.  YOU MUST SIGN, DATE AND RETURN YOUR PROXY FOR IT TO
BE VOTED.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED
BELOW.  IF EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR THE FOLLOWING PROPOSALS.

The Board of Directors recommends a vote for the following proposals:

1. To vote for UMSI Stock Sale

FOR_____________  AGAINST______________  ABSTAIN__________

2. To vote for the amendment to the Company's Bylaws

FOR_____________  AGAINST______________  ABSTAIN__________

Please mark, sign and date (on the other side), and return this Proxy card promptly, using the enclosed envelope.